U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

REDWOOD SCIENTIFIC TECHNOLOGIES, INC.

(Exact name of registrant as specified in charter)

Delaware	47-3165559
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

418 Broadway, STE 4872, Albany, NY	12207
(Address of principal executive offices)	(Zip Code)

(310) 693-5401
(Registrant’s telephone number, including area code)

with copies to:

David E. Danovitch, Esq.

Joseph E. Segilia, Esq.

Sullivan & Worcester LLP

1633 Broadway

New York, NY 10019

(212) 660-3000

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

Common stock, par value $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Redwood Scientific Technologies, Inc. is filing this General Form for Registration of Securities on Form 10, (this “Form 10” or the “Registration Statement”), to register its share of common stock, par value $0.001 per share (the “Common Stock’), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise mentioned or unless the context requires otherwise, when used in this Registration Statement, the terms “Redwood,” “RST,” “Company,” “we,” “us,” and “our” refer to Redwood Scientific, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial known and unknown risks, uncertainties and other factors. Undue reliance should not be placed on such statements. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our company, our current and prospective portfolio investments, our industry, our beliefs and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

●	the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results;

●	the timing of commencement and focus of our clinical trials, and the reporting of data from those trials;

●	the size of the market opportunity for our product candidates; developments and projections relating to our competitors and our industry and the success of competing products that are or may become available;

●	the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates;

●	our ability to obtain and maintain regulatory approval of our product candidates;

●	existing regulations and regulatory developments in the United States and other jurisdictions;

●	our plans and ability to obtain or protect intellectual property rights and our ability to avoid infringing the intellectual property rights of others;

●	our ability to effectively manage our growth, including the need to hire additional personnel and our ability to attract, recruit and retain such personnel, and maintain our culture;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; the performance of our third-party suppliers and manufacturers;

●	our financial performance; and

●	the period over which we estimate our existing cash will be sufficient to fund our future operating expenses and capital expenditure requirements.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this Form 10 and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this Form 10. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events or otherwise.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this Registration Statement.

WHERE YOU CAN FIND MORE INFORMATION

Electronic copies of the materials we file with the Securities and Exchange Commission (the “SEC”) will be available to the public at the web site maintained by the SEC at http://www.sec.gov.

ITEM 1.	BUSINESS

General

We are a pharmaceutical company committed to the global development and commercialization of homeopathic drugs and supplements for smoking and vaping cessation. We intend to manufacture and market sublingually delivered over the counter (“OTC”) supplements that address unmet needs in a multi-billion-dollar market for nicotine cessation.

We are currently preparing to start conducting clinical trials to assess safety and efficacy of TBX-FREE in smoking cessation and TBX-VAPE-FREE in vaping cessation. Provided our clinical trials are successful, we believe our products can help many people curb their addiction to nicotine. Our products will be centered on the innovative sublingual strip technology we have developed. We do not depend on any licenses for our products.

Our Products

We currently have a smoking cessation product listed with the Food and Drug Administration (the “FDA”) and after development we intend to list a vaping cessation product with the FDA. We have a successful history in nicotine replacement therapy with our FDA listed product, TBX-FREE, which we believe is among the first FDA listed oral strip that helps smokers eliminate the craving to smoke. In addition to treating smoking addiction, we are also focused on vaping cessation. We are in the process of developing and launching a new product, TBX-VAPE-FREE, to assist individuals to quit vaping, which we believe will be among the world’s first-to-market product for the addiction of nicotine in a vape device. Both of our products utilize patent-pending, sublingual strip delivery technology.

We believe TBX-FREE is one of the first FDA-listed oral strips that helps with smoking cessation. We believe TBX-FREE has the ability to help reduce smoking cravings. As a result, smokers may enjoy the freedom to live their lives without the powerful urge to light up cigarettes, cigars, and other tobacco or consume other nicotine products.

Every TBX-FREE oral strip contains a precisely measured dose of cytisine; the active ingredient that reduces the urge to smoke. A report, published by Elsevier Inc. on July 28, 2022, studied the effects of cystine on smoking cessation. From July 2019 to March 2020, the Screening and Multiple Intervention on Lung Epidemics RCT enrolled 869 current heavy tobacco users in a screening program, with a randomized comparison of pharmacologic intervention with cytisine plus counseling (N = 470) versus counseling alone (N = 399). The primary outcome was continuous smoking abstinence at 12 months, biochemically verified through carbon monoxide measurement. At the 12-month follow-up, the quit rate was 32.1% (151 participants) in the intervention arm and 7.3% (29 participants) in the control arm.

Thin-film drug delivery has emerged as an innovative alternative to the traditional pill form associated with prescription and OTC medication. Similar in size, shape and thickness to a postage stamp, thin-film strips are typically designed for oral administration, with the user placing the strip on or under the tongue. These drug delivery options allow the medication to bypass the first pass metabolism thereby making the medication more bioavailable. As the strip dissolves, the drug can enter the blood stream enterically, buccally or sublingually. Evaluating the systemic transmucosal drug delivery, the buccal mucosa is the preferred region as compared to the sublingual mucosa. The sublingual and buccal delivery of a drug via this film product has the potential to improve the onset of action and lower the dosing of the medicament compared to alternative means of delivery of a drug. We believe other benefits of the sublingual delivery mechanism are:

●	All tablet dosage forms, soft gels and liquid formulations primarily enter the blood stream via the gastrointestinal tract, which subjects the drug to degradation from stomach acid, bile, digestive enzymes and other first-pass effects. As a result, such formulations often require higher doses and generally have a delayed onset of action/reaction.

●	Conversely, buccal and sublingual thin-film drug delivery mechanisms can avoid these issues and yield quicker onsets of action/reaction at lower doses. This is regulated by the FDA per Code of Federal Regulations under Title 21 “Food and Drugs” §330 (4-14-14 Edition).

●	Thin-film used in the sublingual delivery mechanism is more stable, durable and quicker dissolving than other conventional dosage forms.

●	Thin-film used in the sublingual delivery mechanism enables improved dosing accuracy relative to liquid formulations since every strip is manufactured to contain a precise amount of the drug.

●	Thin-film’s ability to dissolve rapidly without the need for water provides an alternative to patients with swallowing disorders and to patients suffering from nausea, such as those patients receiving chemotherapy.

●	Sublingual film delivers a convenient, quick-dissolving therapeutic dose contained within an abuse-deterrent film matrix that cannot be crushed or injected by patients, and rapidly absorbs under the tongue to ensure compliance.

●	Sublingual film also allows up to 99% absorption rate compared to normal oral tablets that may have as low as a 5% absorption rate.

Clinical Trials

We are currently preparing to start conducting clinical trials to assess safety and efficacy of TBX-FREE in smoking cessation and TBX-VAPE-FREE in vaping cessation. We believe that TBX-FREE and TBX-VAPE-FREE make compelling product candidates to further evaluate in clinical trials for the treatment of nicotine cessation. Respective clinical trials will be conducted simultaneously in a course of approximately four months. We expect the approximate cost is $1.25 million. After, we will continue following the individuals in the clinical trials for an additional approximately eight months to reevaluate for long term results. We have not yet submitted an Investigational New Drug (IND) Application to the FDA in connection with the clinical trials.

We are currently building and developing our own clinical trial virtual portal named “Clinical Safe.” Our Clinical Safe software will allow for accuracy and consistency of clinical study work and effectiveness studies of our products. Clinical Safe will be built to ensure that all of the physicians and the nursing staff are consistent in question and input data to log a new test subject while on the back end the test subject is also able to log in and respond to the data inputs. Clinical Safe is designed to create an easy-to-use capture and report system for the user. We believe Clinical Safe will allow for accurate reporting and increase volume of size in study groups. The name of this portal, Clinical Safe, is not meant to imply that the FDA has determined that our products are safe or effective for medical use, as this portal is still being developed and has not yet been discussed with the FDA. We intend to introduce Clinical Safe to the FDA once its development is concluded.

In addition to the clinical trials, we have begun the first stages of building out an effectiveness study for both our products TBX FREE and TBX VAPE FREE. The study will be a double-blind randomized placebos study of both males and females that are addicted to nicotine. The study will look at the effectiveness to stop the addiction to nicotine in both a combustible cigarette and a vape based delivery of nicotine. The effectiveness study is supplemental to clinical trials and focuses only on efficacy of our products in smoking and vaping cessation.

We have retained an FDA counsel who work directly with the FDA to ensure the Company’s compliance with federal and state regulatory authorities. The FDA counsel helps with the evaluation and development process for new products and shepherds the products through the regulatory process. The process taken is determined and dependent on how the products are to be marketed and their intended effects. Each FDA regulatory category brings with it certain benefits (regarding, for instance, the claims that can be made related to the product) and challenges (regarding, for instance, pre-marketing clearance requirements).

The Global Nicotine Replacement Therapy Market

According to a study conducted by Grand View Research, Inc., the global nicotine replacement therapy (“NRT”) market size was valued at $51.2 billion in 2021 and is expected to expand at a compound annual growth rate (“CAGR”) of 16.3% from 2021 to 2028 in the U.S., Canada, U.K., Germany, France, Spain, Italy, China, Japan, Australia, South Korea, Brazil, Mexico, South Africa, Saudi Arabia and UAE combined. The NRT markets represent significant opportunities for us. Once our clinical trials conclude, we plan to expand both domestically and into international markets such as Europe, United Kingdom, Central America and South America for our products. Expanding sales of our products into other countries typically requires approval of regulatory agencies in those countries, and to date we have not taken any steps to obtain such approvals.

The global e-cigarette and vape market size is expected to reach $182.84 billion by 2030, registering CAGR of 30.6% from 2023 to 2030, according to the aforementioned study by Grand View Research, Inc. Since people of all ages have become more concerned about traditional cigarettes, the desire for substantially less hazardous e-cigarettes and vape goods has grown. E-cigarettes and e-liquid products are available in various flavors and types, and advances in e-cigarette technology have enabled users to choose their device and flavor of interest, helping the industry expand. Increased awareness of healthier alternatives to tobacco use has prompted the global uptake of e-cigarettes. The Company did not commission the study conducted by Grand View Research, Inc.

The Center for Disease Control and prevention (the “CDC”) has stated that a study released on October 7, 2022 from the FDA and the CDC found that 2.55 million U.S. middle and high school students reported current (past 30-day) e-cigarette use in 2022, which includes 14.1% of high school students and 3.3% of middle school students. Nearly 85% of those youth used flavored e-cigarettes and more than half used disposable e-cigarettes. The findings, published in the Morbidity and Mortality Weekly Report, are based on data from the 2022 National Youth Tobacco Survey (NYTS), a cross-sectional, self-administered survey of U.S. middle (grades 6–8) and high (grades 9–12) school students, which was administered January 18–May 31, 2022. The study assessed current use (on one or more of the past 30 days) of e-cigarettes; frequency; and use by device type, flavors, and usual brand.

Our History

The Company was originally organized in 1986 as Prescription Corporation of America and it later changed its name to Greenway Design Group, Inc. On December 14, 2017, Redwood Scientific Technologies, Inc., a Nevada corporation, reverse merged into the Company. On January 5, 2018 the Company changed its name to Redwood Scientific Technologies, Inc. From March 2018 to November 2022, the Company was dormant as a result of a receivership imposed during legal proceedings in Federal Trade Commission v. Redwood Scientific Technologies, Inc., et. al. (No. 5:18-cv-02104). At the time, Redwood was engaged in the sale of health supplement products including tobacco cessation, weight loss, and other over-the-counter products. Injunctive relief was obtained, and a receiver was appointed for Redwood. The receiver did not continue to operate Redwood during the pendency of the case, which concluded on March 1, 2022, with entry of a Final Judgment and Final Injunction. No action was taken to renew Redwood operations until November 2022. The Company has decided to focus on manufacturing smoking cessation products and would not restart operations on other products previously manufactured by the Company.

Business Model

Our primary business strategy is to become a leading therapy for nicotine cessation through the development and commercialization of TBX-FREE and TBX-VAPE-FREE. We are fully engaged in serving and providing our customers with the highest quality product. The Company has as its core value the importance of health and wellness in the lives of every human being and our core belief is that we can play a big role in assisting our customers in addressing their health and wellness concerns.

The target market for TBX-FREE and TBX-VAPE-FREE are wholesale vendors and distributors, including online stores. We do not sell or market our products direct to consumers. Our distributors will be located primarily in the United States, but we are also in discussions with distributors and wholesalers selling in the European Union and in the United Kingdom.

We target for 80% gross profit margin on our products. Our products will be priced using the value-based valuation system, where the customers know they are receiving a quality product for a premium price.

We work only with distributors and wholesale vendors selling to retail stores. Retail sales is to include the three main categories of retail: grocery, convenient stores and drug stores. All of the categories listed will break down into subcategories of regional chain, national chain and single point locations. We will also focus on sales that are delivered to consumers through non-brick and mortar channels. We will not sell to end users through these online channels, but we plan to develop distribution relationships with sellers that sell into these channels and buy products from us at wholesale pricing. These channels for sales would include walmart.com, Amazon, eBay, and Google stores to name a few we are having discussions with.

Market Analysis

As previously mentioned, the global nicotine replacement therapy market size was valued at $51.2 billion in 2021 and is expected to expand at a CAGR of 16.3% from 2021 to 2028 in the U.S., Canada, U.K., Germany, France, Spain, Italy, China, Japan, Australia, South Korea, Brazil, Mexico, South Africa, Saudi Arabia and UAE combined. The growth can be attributed to the growing number of technological advancements and the increasing number of people undergoing NRT. Increasing awareness about the ill-effects of smoking is expected to be a key factor driving the market. The number of people who smoke is rising globally and has surpassed 1.1 billion. Owing to government initiatives such as the Affordable Care Act, insurance regulations, and programs for awareness regarding the negative impact of smoking on health by provision of counseling, people are opting for smoking cessation therapies. In 2018, out of the 34.2 million people that smoke in America, 55% tried smoking cessation.

May 31st is celebrated as No Tobacco Day and organizations such as the American Lung Association and the CDC work toward increasing awareness about the medical conditions that arise due to smoking. According to the U.S. Department of Health and Human Services, smoking contributes to 80 percent and 90 percent of lung cancer deaths in women and men, respectively, and men who smoke are 23 times more likely to develop lung cancer, while women are 13 times more likely, compared to never smokers. Furthermore, smokers are more prone to getting heart attacks. Between 2005 and 2010, an average of 130,659 Americans (74,300 men and 56,359 women) died of smoking-attributable lung cancer each year. The CDC runs a paid national campaign called Tips From Former Smokers (Tips) to encourage healthcare providers to tell patients about the effects of smoking and support them in quitting smoking in safe ways.

Technological advancements in the nicotine replacement therapy segment are ongoing, which has led to a rise in the number of people switching to advanced products. Advancements like heat-not-burn products,’ flavored chewing gums, and lozenges are expected to drive the adoption of NRT. The tobacco giants, like British American Tobacco, have come up with alternatives that are smokeless and less harmful. These advancements have a variable range of effectiveness and are accepted in society when compared to traditional cigarettes, thus driving their adoption and boosting the market growth.

However, the ban on e-cigarettes is one of the most crucial factors hindering the growth of the market. For instance, in September 2019, the Indian government banned the import, production, and sale of e-cigarettes. India is a nation with over 100 million smokers, and this could have been a great opportunity for market growth. In addition, other nations such as Mexico, Brazil, Cambodia, and Thailand have banned the use, import, and production of e-cigarettes in their countries. According to the World Health Organization, there are currently over 30 nations that have banned the use of e-cigarettes. This is expected to have a negative impact on the market growth.

Providing Our Product

Currently, both our products are still in their product development phase. We believe that after successful clinical trials and product launch, we can quickly and significantly grow sales volumes through marketing campaigns allowing the Company to capture market share. We are in a good position to expand our customer base and convert customers into loyal, regular and recurring consumers of the brand. We believe the Company’s products will be able to expand market share due to:

●	A scalable manufacturing and supply chain infrastructure;

●	Being among the first using a sublingual strip to address smoking and vaping cessation in the $51.2 billion nicotine replacement therapy market.

●	Its unique strip form “easy to use” delivery technology mechanism; and

●	Its listing as an FDA homeopathic drug, although homeopathic drugs are not approved pursuant to an FDA registration.

Suppliers

We anticipate opening a manufacturing site for oral thin films (the “Redwood Factory”) in the United States within the next twelve months depending on funding for the project. The Redwood Factory will be used exclusively to manufacture products for the Company.

The key value of the Redwood Factory to us would be to stop outsourced manufacturing of oral strips and have better quality control over the manufacturing process and active ingredients used in the oral thin film strips. The Redwood Factory will also allow for better control over trade secrets by not allowing third parties access to formulas and active ingredients used in our products. We estimate that the cost of the hardware required to manufacture the oral strips is approximately $300,000.

Once the Redwood Factory is established, it may require FDA registration. The registration process for the Redwood Factory will be handled by our FDA counsel and will entail registration of the active ingredients on the FDA website and a site visit by the FDA. Once the Redwood Factory is granted its registration by the FDA, the registration would be used to register each product brought to market by Redwood with the FDA. Product registration is based on FDA labelling guidelines and the process is done in the FDA registration portal as an FDA approved OTC product subject to labelling guidelines by the Drugs Fact Panel. This is an important difference from a supplement facts panel as they do not require FDA registration. Once the Redwood Factory and products receive FDA registration they will be in part of the annual registration and updating process in the FDA system.

The packaging of our products is manufactured in China. The Company’s ingredients are shipped from a Good Manufacturer Products (“GMP”) certified supplier in the United States to ensure the highest quality. The average lead-time per production batch ranges from five to seven days.

Intellectual Property

We currently license a U.S. trademark registration for the mark TBX-FREE, which is held my Inteli Property LLC, a Wyoming limited liability company whose controlling member is Jason Cardiff, our chairman and CEO. We have a royalty-free, fully-paid, exclusive, worldwide, transferrable and sublicensable right and license to use the TBX-FREE trademark in connection with our business. The licensing agreement is in effect until Inteli Property LLC and Redwood terminate the agreement in writing. We are in the process of developing both TBX-FREE and TBX-VAPE-FREE products, and we are in the process of developing patent strategy for both of the products, as well as applying for registration of a trademark for TBX-VAPE-FREE. Our goal is to bring to market a long-term intellectual property portfolio with a combination of both patents and trademarks that will sit around both formulations and the development of strip delivery for active ingredients. We have filed with the Unites States Patent and Trademark Office (the “USPTO”) an extensive patent regarding the manufacturing process of oral thin film strips as they relate to adding active ingredients up to 50 milligrams. This is a design and use patent that will also work to protect the Company from infringement of other OTC treatments for lifestyle issues. The patent has not yet been granted by the USPTO. If granted, we expect the patent would be for a term of 20 years.

Regulations

Numerous federal, state and local regulations regulate nutritional supplements. The manufacturing, processing, formulation, packaging, labeling and advertising of our products are subject to regulation by several federal agencies, including (i) the FDA, (ii) the FTC, (iii) the Consumer Product Safety Commission, (iv) the United States Department of Agriculture, (v) the United States Postal Service, (vi) the United States Environmental Protection Agency and (vii) the United States Occupational Safety and Health Administration. Failure to comply with these regulations could have a material adverse effect on our business, financial condition and results of operations.

In addition to OTC healthcare products and prescription drug products, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, OTC and prescription drugs and cosmetics. The FTC also has overlapping jurisdiction with the FDA to regulate the promotion and advertising of vitamins, over-the-counter drugs, cosmetics and foods.

Clinical trials, product manufacturing, labeling, distribution and marketing of potential new products are also subject to federal and state regulation in the United States and other countries. Clinical trials and product marketing and manufacturing are subject to the rigorous review and approval processes of the FDA and foreign regulatory authorities. To obtain approval of a new drug product, a company must demonstrate through adequate and well-controlled clinical trials that the drug product is safe and effective for its intended use. Obtaining FDA and other required regulatory approvals is lengthy and expensive. Typically, obtaining regulatory approval for pharmaceutical products requires substantial resources and may take several years. The length of this process depends on the type, complexity and novelty of the product and the nature of the disease or other indication to be treated. Preclinical studies must comply with FDA regulations. Clinical trials must also comply with FDA regulations to ensure safety of the human subjects in the trial and may require large numbers of test subjects, complex protocols and possibly lengthy follow-up periods. Consequently, satisfaction of government regulations may take several years causing delays in introducing potential new products for considerable periods of time and may require imposing costly procedures upon our activities. If regulatory approval of new products is not obtained in a timely manner or not at all, we could be materially adversely affected. Even if regulatory approval of new products is obtained, such approval may impose limitations on the indicated uses for which the products may be marketed which could also materially adversely affect our business, financial condition and future operations.

Under the Federal Food, Drug, and Cosmetic Act (“FFDCA”), homeopathic products are subject to the same requirements related to approval, adulteration and misbranding as other drug products. However, for decades, FDA has not required homeopathic drugs to be subjected to FDA new drug approval prior to U.S. marketing through a well-known and widely regarded enforcement discretion policy. This is due to the fact that the Homeopathic Pharmacopoeia of the United States (“HPUS”) pre-existed the enactment of the FFDCA and thus articles identified in the HPUS are incorporated into the definition of the term “drug.” The HPUS included all active botanical ingredients in use in homeopathy that are recognized as safe either OTC or subject to a physician’s prescription.

To facilitate industry understanding of FDA’s enforcement priorities with respect to homeopathic drugs, in 1988, the FDA released Compliance Policy Guide (“CPG”) 400.400, entitled “Conditions Under Which Homeopathic Drugs May be Marketed,” which described the Agency’s then-current enforcement policy. On October 24, 2019, FDA withdrew CPG 400.400 on the basis that it did not then accurately reflect FDA’s risk-based approach to regulatory action and enforcement regarding homeopathic products. Yet, FDA continued to operate in practical fashion under that prior guidance.

In December 2022, FDA issued a revised guidance document for industry entitled, “Homeopathic Drug Products” Guidance for FDA Staff and Industry which, among other things, discussed the history of CPG 400.400, explained the FDA’s efforts to re-examine its oversight over homeopathic products with respect to enforcement and also set forth FDA’s risk-based methodology for evaluating and taking regulatory action against certain types of homeopathic drug products going forward. Significantly, FDA’s guidance provides a robust analysis of the regulatory posture and requirements applicable to homeopathic products. Among the salient details, the Guidance underscored that in 1938, when the FFDCA was enacted, the bill added a provision to the law recognizing the HPUS alongside its counterparts, the U.S. Pharmacopeia (USP) and the National Formulary (NF). Additionally, FDA noted that the definition of “drug” in section 201(g)(1) of the FD&C Act (21 U.S.C. 321(g)) includes, among other articles, articles recognized in the HPUS or any of its supplements.

Although FDA’s clarification of its enforcement policy reiterated the status of homeopathic drugs as drugs being subject to all FDA requirements, it nonetheless believed that it was in the “best interest of public health to issue a new guidance that applie[d] a risk-based enforcement approach to homeopathic drug products marketed without the required FDA approval, consistent with FDA’s risk-based regulatory approaches generally,” and regardless of product area or type. Notably, FDA identified certain categories of homeopathic drug products marketed without the required FDA approval as potentially posing higher risks to public health: (1) Products with reports of injury that, after evaluation, raise potential safety concerns; (2) Products that contain or purport to contain ingredients associated with potentially significant safety concerns; (3) Products for routes of administration other than oral and topical; (4) Products intended to be used for the prevention or treatment of serious and/or life-threatening diseases or conditions; (5) Products for vulnerable populations; and (6) Products with significant quality issues.

We believe based on their intended uses and target patient populations, none of Redwood’s products fall into any of the FDA’s new risk-based enforcement criteria.

Political, economic and regulatory influences are fundamentally changing the healthcare industry in the United States. Congress, state legislatures and the private sector continue to review and assess alternative healthcare delivery and payment systems.

Employees

As of the date of this Registration Statement, the Company has three employees and various consultants. We expect each of our employees to sign a confidentiality and proprietary rights agreement.

Property and Corporate Office

Our consultants and employees work remotely and we have a mailing address at 418 Broadway, STE 4872, Albany, NY 12207.

ITEM 1a.	RISK FACTORS

Risks related our Financial Condition

We will need to obtain additional capital to support product development and commercialization programs.

Our ability to achieve and sustain operating profitability depends in large part on our ability to commence and execute clinical trials and commercialization of our products. The amount of capital that may be needed to complete product development will depend on many factors which may include but are not limited to (i) the cost involved in clinical trials and applying for and obtaining FDA, international regulatory or other technical approvals, as required, (ii) whether we elect to establish partnering arrangements for development, sales, manufacturing and marketing of such products, (iii) the level of future sales of related products, and (iv) whether we can establish and maintain strategic arrangements for development, sales, manufacturing and marketing of our products.

Accordingly, we may in the short and long term seek to raise capital through the issuance of securities or to secure other financing sources to support our research, product technologies, applications, licensing, commercialization and other development opportunities. If we obtain such funding through the issuance of equity securities, it would result in the dilution of current stockholders’ ownership in the Company. Any debt financing, if available, may include financial and other covenants that could restrict use of proceeds of such financing or impose other business and financial restrictions on us. In addition, we may consider alternative approaches such as licensing, joint venture, or partnership arrangements to provide long term capital. There can be no assurances that we will have access to the capital required to fund these aspects of our business on favorable terms or at all.

If we fail to raise additional capital, our ability to implement our business model and strategy could be compromised.

We have limited capital resources and operations. To date, our operations have been largely funded from Jason Cardiff (our CEO and majority stockholder) and his affiliates, which funding is treated as contributions to capital.

Based on the Company’s past and anticipated operating expenses, we believe that the Company requires approximately $350,000 per month on an annualized basis for operating expenses to fund the costs associated with our financing activities, legal and accounting expenses, other general and administrative expenses, research and development, regulatory compliance, product development and maintenance, third party manufacturing fees, and compensation of executive management and our employees. Based on our current cash position, without additional financing we may not be able to pay our obligations past the fourth quarter of fiscal 2023. The monthly cash requirement for operating expenses does not include any extraordinary items or expenditures. Furthermore, we expect to incur additional costs associated with operating as a public company.

As described in the report of our auditors for the years ended December 31, 2022 and 2021 and the notes to our financial statements, there is substantial doubt about our ability to continue as a going concern, and if we are unable to continue, you may lose your entire investment.

The uncertainty about our ability to continue in operation is based on our continuing losses from operation, limited revenue and limited working capital, among other things which existed as of year-end December 31, 2022 and December 31, 2021. As of December 31, 2022, we had a cash balance of $0, working capital of $0 and an accumulated deficit of $5,275,421. Included in the accumulated deficit are losses of $143,713 for the year ended December 31, 2022 and $0 for the year end December 31, 2021. Given all these facts, we are dependent on obtaining funding from operations and the sale of debt or equity to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our ability to continue as a going concern depends on receipt of additional funds through debt or equity financing and our operations. In the event we are unable to obtain such funding, we may have to delay, reduce or eliminate certain of our planned operations, including some of our research and development and/or clinical trials, reduce overall overhead expense, or divest assets. This in turn may have an adverse effect on our ability to realize the value of our assets. If we are unable to continue as a going concern, you may lose all or part of your investment.

Risks Related To Our Business

We are heavily dependent on the successful development and commercialization of TBX-FREE and TBX-VAPE-FREE, and if we encounter delays or difficulties in the development of our product candidates, we may not generate sufficient revenue to continue our business operations and our business could be harmed.

TBX-FREE and TBX-VAPE-FREE are currently in the early stage of development and will require substantial time, resources, research and development, and regulatory approval. To generate sales revenue from our product candidates, we must conduct extensive clinical trials to demonstrate that our product candidates are safe and effective and we must obtain required regulatory approvals. We will need to devote significant additional research and development, financial resources, and personnel to develop commercially viable products. It is likely to take several months to obtain the required regulatory approvals for our product candidates, or we may never gain the necessary approvals.

Many companies in healthcare industries have suffered significant setbacks in clinical trials, and we cannot be certain that we will not face similar setbacks. Significant adverse effects caused by, or other unexpected properties of, a regulatory authority to interrupt, delay or halt clinical trials of one or more of such product candidates could result in a more restrictive label or the delay or denial of marketing approval by the FDA or comparable non-U.S. regulatory authorities. If any product candidate we may choose to develop is associated with significant adverse effects or other unexpected properties, we may need to abandon development or limit development of that product candidate to certain uses or subpopulations in which those undesirable characteristics would be expected to be less prevalent, less severe or more tolerable from a risk-benefit perspective. Moreover, clinical data is often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in clinical trials nonetheless failed to obtain FDA or other regulatory authority approval. If we fail to produce positive results in clinical trials of our product candidates, the development timeline and regulatory approval and commercialization prospects for our product candidates, and, correspondingly, our business and financial prospects, would be negatively impacted. If we fail to obtain such approvals, we may not generate sufficient revenues to continue our business operations.

Even if we obtain regulatory approval of a product, that approval may be subject to limitations on the indicated uses for which it may be marketed. Even after granting regulatory approval, the FDA and regulatory agencies in other countries continue to review and inspect marketed products, manufacturers, and manufacturing facilities, which may create additional regulatory burdens. Later discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on the product or manufacturer, including a withdrawal of the product from the market or a withdrawal of the approved application by the FDA. Furthermore, the FDA may require post-approval studies or other commitments from us, and failure to comply with or meet those commitments could result in withdrawal of the approved application by FDA. Regulatory agencies may also establish additional regulations, policies, or guidance that could prevent or delay regulatory approval of our product candidates.

As a result, our business could be materially harmed if we encounter difficulties in the development of product candidates, such as:

●	delays in the design, enrollment, implementation or completion of required clinical trials;

●	an inability to follow our current development strategy for obtaining regulatory approval from regulatory authorities because of changes in the regulatory approval process; and

●	less than desired or complete lack of efficacy or safety in clinical trials.

If any of the above were to occur, this could significantly and adversely affect the development and commercialization of TBX-FREE, TBX-VAPE-FREE or other products and could have a material adverse effect on our business, financial condition, and results of operations.

 Our future success depends on the sales of our principal products and effective distribution channels.

We depend on the successful launch and continued acceptance of TBX-VAPE-FREE by our customers and establishing distribution channels for our products. Every TBX-VAPE-FREE oral strip contains a precisely measured dose of cytosine – the active ingredient that reduces the urge to vape. Our distribution channels are critical to achieve product and brand awareness with potential consumers. However, there can be no assurance that our products will receive, maintain or increase market acceptance. The inability to successfully commercialize our products and expand product distribution, for any reason, would have a material adverse effect on our financial condition, prospects and ability to continue operations.

If the potential of our product candidates to treat nicotine cessation is not realized, the value of our technology and our development programs could be significantly reduced.

We are currently conducting clinical trials with the intent to establish safety, tolerability and efficacy of TBX-FREE and TBX-VAPE-FREE. We have not yet proven in clinical trials that TBX-FREE and TBX-VAPE-FREE will be safe and effective treatments for nicotine cessation. These product candidates are susceptible to various risks, including inadequate therapeutic efficacy, or other characteristics that may prevent or limit their marketing approval or commercial use. We have not yet completed all of the testing necessary to allow us to make a determination that serious unintended consequences will not occur. If the potential of these product candidates to treat nicotine cessation is not realized, the value of our technology and our development programs could be significantly reduced. Additionally, because our product candidates are based on cytosine, any negative developments regarding the therapeutic potential or side effects of cytosine, or to scientific and medical knowledge about cytosine in general, could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We have a limited operating history with our current business model, which may make it difficult for you to evaluate our current business and predict our future success and viability.

Our business is in the early clinical development stage with a limited operating history with our current business model upon which you can evaluate our business and prospects. Our historical operations were limited to TBX-FREE and sales direct to consumers. We transitioned our business model and we have devoted substantially all of our resources and efforts to reorganizing and staffing our company, business planning, expanding our research and development capabilities, raising capital, developing product candidates, pursuing related intellectual property rights and organizing clinical trials of TBX-FREE and TBX-VAPE-FREE.

Our limited operating history with our current business model may make it more difficult for us to succeed or for investors to evaluate our business and prospects. In addition, we have limited experience in development activities, including conducting clinical trials, or seeking and obtaining regulatory approvals, even though certain of our executives have had relevant experience at other companies. We will also need to be a company capable of conducting clinical trials and, if successful, supporting commercial activities of our products. Such a transition will involve substantial additional capital requirements to launch our products. To execute our business plan, we will need to successfully:

●	execute our product candidate development activities, including successfully completing our clinical trial programs;

●	obtain required regulatory approvals or authorizations for the development and commercialization of our product candidates;

●	manage our costs and expenses related to clinical trials, regulatory approvals, manufacturing and commercialization;

●	secure substantial additional funding;

●	develop and maintain successful strategic relationships;

●	maintain a strong intellectual property portfolio;

●	build and maintain appropriate clinical, sales, manufacturing and distribution capabilities on our own or through third parties; and

●	gain market acceptance and favorable reimbursement status for our product candidates.

If we are unsuccessful in accomplishing these objectives, we may not be able to develop product candidates, raise capital or expand our business, or continue our operations.

We are early in our efforts to develop TBX-FREE and TBX-VAPE-FREE. If we are unable to advance TBX-FREE or TBX-VAPE-FREE through clinical trials, obtain regulatory approval and ultimately commercialize such product candidates, or if we experience significant delays in doing so, our business will be materially harmed.

We must conduct extensive clinical trials to demonstrate the safety and efficacy of each product candidates for their intended indications. Clinical trials are expensive, time consuming and uncertain as to outcome. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include:

●	delays in reaching a consensus with regulatory authorities on trial design;

●	delays in opening sites and recruiting individuals to participate in our clinical trials;

●	suspension of our clinical trials if it is determined that we or our collaborators are failing to conduct a trial in accordance with regulatory requirements; or

●	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols.

Additionally, if the results of our clinical trials are inconclusive or if there are safety concerns or serious adverse events associated with our drug candidates, we may:

●	be delayed in obtaining marketing approval, if at all, or be required to conduct additional confirmatory safety and/or efficacy studies;

●	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

●	be required to perform additional clinical trials;

●	have regulatory authorities withdraw, or suspend, their approval of the products or impose restrictions on their distribution;

●	be subject to the addition of labeling statements, such as warnings or contraindications;

●	be sued; or

●	experience damage to our reputation.

Our product candidates represent new classes of therapy that the marketplace may not understand or accept.

Even if we successfully develop our product candidates, the market may not understand or accept them. We are developing product candidates that represent novel treatment approaches and will compete with a number of more conventional products and therapies manufactured and marketed by others, including major pharmaceutical companies. The degree of market acceptance of any of our developed and potential products will depend on a number of factors, including the clinical effectiveness of our products and their perceived advantage over alternative treatment methods and our ability to demonstrate that our products can have a clinically significant effect for smoking and vaping cessation.

If the marketplace does not accept our product candidates or future approved products for any of the foregoing reasons, or for any other reason, it could affect our sales or have a material adverse effect on our business, financial condition, results of operations, and prospects.

We depend on certain important employees and consultants, and the loss of any of those employees or consultants may harm our business.

The success of our business will continue to be highly dependent upon Jason Cardiff, CEO, John Harrington, CFO and David Duncan, COO. The loss of services of any of these persons could have a materially adverse effect upon our business and development.

Our business is subject to significant competitive pressures.

The OTC healthcare product, life science, homeopathic drug market, and consumer product industries are highly competitive. Many of our competitors have substantially greater capital resources, technical staffs, facilities, marketing resources, product development, distribution and experience than we do. Our competitors may have certain advantages, including the ability to allocate greater resources for new product development, marketing and other purposes. Further, our competitors may develop new products that are safer, more effective, or more cost-efficient than cytisine. Large pharmaceutical companies in particular have extensive expertise in non-clinical and clinical testing and in obtaining regulatory approvals for products. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with our competitors. Failure of cytisine to effectively compete against established treatment options or in the future with new products currently in development would harm our business, financial condition, results of operations and prospects.

We believe that our ability to compete depends on a number of factors, including product quality and price, availability, speed to market, consumer marketing, reliability, credit terms, brand name recognition, delivery time and post-sale service and support, and new and existing product innovation and commercialization. There can be no assurance that we will be able to compete successfully in the future. There are a number of existing competing OTC healthcare products and prescription products for nicotine replacement therapy, including Nicorette, Chantix and NicoDerm CQ. We face competition from major pharmaceutical companies, specialty pharmaceutical companies, biotechnology companies, universities and other research institutions worldwide with respect to cytisine and the other product candidates that we may seek to develop or commercialize in the future. We are aware that many companies have therapeutics marketed or in development for smoking cessation, including, Johnson & Johnson, Pfizer Inc., GlaxoSmithKline Plc, Merck & Co., Novartis, Invion, Embera Neurotherapeutics, Achieve Life Sciences, Inc., 22nd Century Group, Inc., Quit4Good, zpharm, Chrono Therapeutics, NAL Pharmaceuticals, Selecta Biosciences, Aradigm, Adamed, Aflofarm, Axsome, Smoke Free Therapeutics, Antidote Therapeutics and others.

Though we have successfully competed with these other products in the past, the continued success of our business model is dependent on our ability to continue to develop our products and to retain a significant share of the market. If we are unable to compete effectively, our earnings may be significantly negatively impacted.

If our competitors develop similar or comparable treatments for the target indications of our product candidates that are approved more quickly, marketed more successfully or are demonstrated to be more effective than our product candidates, our commercial opportunity will be reduced or eliminated.

We compete in an industry characterized by intense competition, a changing regulatory and legislative landscape and a strong emphasis on the benefits of intellectual property protection and regulatory exclusivities. Our competitors include other biotechnology companies, pharmaceutical companies, and other private and public organizations. TBX-FREE and TBX-VAPE-FREE or any future product candidates, if successfully developed and approved, may compete with established therapies and with new treatments that may be introduced by our competitors.

Many of our competitors and potential competitors have substantially greater scientific, research, and product development capabilities, as well as greater financial, marketing, sales and human resources capabilities than we do. Accordingly, our competitors may be more successful with respect to their products than we may be in developing, commercializing, and achieving widespread market acceptance for our products. In addition, our competitors’ products may be more effective or more effectively marketed and sold than any treatment we may commercialize and may render our product candidates obsolete or non-competitive before we can recover the expenses related to developing and supporting the commercialization of any of our product candidates. Developments by competitors may render our product candidates obsolete or noncompetitive. The more established companies may have a competitive advantage over us due to their size, cash flows, institutional experience and historical corporate reputation.

If our outside suppliers, manufacturers and distributers fail to supply products in sufficient quantities and in a timely fashion, our business could suffer.

We are dependent on third-party manufacturers and suppliers to make and supply all of our products. We do not have long-term agreements with our manufacturers or suppliers. Our profit margins and timely product delivery are dependent upon the ability of our outside suppliers and manufacturers to supply us with products in a timely and cost-efficient manner. Our ability to develop our business and enter new markets and sustain satisfactory levels of sales in each market depends upon the ability of our outside suppliers and manufacturers to produce the ingredients and products and to comply with all applicable regulations. The failure of our primary suppliers or manufacturers to supply ingredients or produce our products could adversely affect our business operations.

We do not have long-term contracts with suppliers, manufacturers and distributors and we are dependent on the services of these third parties.

We will purchase all of our products from third-party suppliers and manufacturers pursuant to purchase orders, but without any long-term agreements. In the event that a current supplier or manufacturer is unable to meet our manufacturing and delivery requirements at some time in the future, we may suffer short-term interruptions of delivery of certain products while we establish an alternative source. We will also rely on third-party carriers for product shipments, including shipments to and from our distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our carrier’s ability to provide delivery services to meet our fulfillment and shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation and our business and results of operations.

If the outside contractors we will use for production of our products fail to produce product in the volumes and quality that we require on a timely basis, we may be unable to meet demand for our products and may lose potential revenues.

We will contract with specially equipped contractors to handle the large-scale mixing of the formulation components in our products. These external contractor relationships entail added costs and potential disruption to our finished goods schedule. These third-party contractors may encounter difficulties in production, including problems with quality control, quality assurance testing, shortages of qualified personnel, and compliance with federal, state and or other governmental regulations. Our contractors may not be able to expand capacity or to produce additional product requirements for us in the event that demands for our products increases. There can be no assurance that our contractors will be able to continue purchasing raw materials for our products from current suppliers or any other supplier on terms similar to current terms or at all. If these contractors were to encounter any of these difficulties, or experience any interruption in the availability of certain ingredients or significant increases in the prices paid for such materials, our ability to fulfill orders on a timely basis to our customers would be jeopardized.

If we do not manage product inventory in an effective and efficient manner, our profitability could be adversely affected.

Many factors affect the efficient use and planning of product inventory, such as effectiveness of predicting demand, effectiveness of preparing manufacturing to meet demand, efficiently meeting product mix and product demand requirements and product expiration. We may be unable to manage our inventory efficiently, keep inventory within expected budget goals, or keep sufficient product on hand to meet demand. If we fail to manage inventory effectively, we may end up with unsold inventory that is past its expiration date and can no longer be sold. We periodically evaluate the composition of inventory and estimate an allowance to reduce inventory for slow moving, obsolete or damaged inventory. Our failure to manage inventory effectively may lead to increased costs and adversely affect our results of operations.

Retail customer’s strategic business plans may negatively influence the distribution of our products to consumer.

Changes in our retail and distribution customers strategic business plans including, but not limited to, (i) expansions, mergers, and/or consolidations, (ii) retail shelf space allocations for products within each outlet and in particular the smoking/vaping category in which we compete, (iii) changes in their private label assortment and (iv) product selections, distribution allocation, merchandising programs and retail pricing of our products as well as competitive products could affect the consumer sales of our products and could result in a material adverse effect to our business and financial condition.

Our products and potential new products are or may be subject to extensive governmental regulation.

Our business is regulated by various agencies, including federal and state agencies, where our products are sold. Governmental regulations in foreign countries where we manufacture our products, or plan to commence sales may prevent or delay entry into a market or prevent or delay the introduction, or require the reformulation of certain of our products. In addition, no prediction can be made as to whether new domestic or foreign legislation regulating our activities will be enacted. Any new legislation could have a material adverse effect on our business, financial condition and operations. Non-compliance with any applicable requirements may subject us or the manufacturers of our products to agency action, including warning letters, fines, product recalls, seizures and injunctions.

The manufacturing, processing, formulation, packaging, labeling and advertising of our products are subject to regulation by several federal agencies, including (i) the FDA, (ii) the FTC, (iii) the Consumer Product Safety Commission, (iv) the United States Department of Agriculture, (v) the United States Postal Service, (vi) the United States Environmental Protection Agency and (vii) the United States Occupational Safety and Health Administration.

In addition to OTC healthcare products and prescription drug products, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, OTC and prescription drugs and cosmetics. The FTC also has overlapping jurisdiction with the FDA to regulate the promotion and advertising of vitamins, over-the-counter drugs, cosmetics and foods. In addition, our products are considered homeopathic remedies, which are subject to standards established by the HPUS. HPUS sets the standards for source, composition and preparation of homeopathic remedies which are officially recognized under the Federal Food, Drug and Cosmetics Act, as amended.

Preclinical development, clinical trials, product manufacturing, labeling, distribution and marketing of potential new products are also subject to federal and state regulation in the United States and other countries. Consequently, satisfaction of government regulations may take several years, may cause delays in introducing potential new products for considerable periods of time, and may require imposing costly procedures upon our activities. If regulatory approval of our products is not obtained in a timely manner or not at all, we could be materially adversely affected. Even if regulatory approval of new products is obtained, such approval may impose limitations on the indicated uses for which the products may be marketed which could also materially adversely affect our business, financial condition and future operations.

Consumers’ ability to successfully file a complaint against us and our products may be greater due to the homeopathic status of our products.

Under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) homeopathic products are subject to the same requirements related to approval, adulteration and misbranding as other drug products. Currently, there are currently no FDA-approved products labeled as homeopathic. Homeopathic drugs must meet the standards of strength, quality, and purity set forth in the HPUS. FDA has established a policy addressing the products labeled as homeopathic drugs under the Federal Food, Drug, and Cosmetic Act describing how FDA intends to prioritize enforcement and regulatory actions for homeopathic drug products marketed in the United States without the required FDA approval. The FDA is prioritizing specific categories of drugs, such as those intended for populations at greater risk for adverse reactions.

In recent years, state courts have concluded that, because homeopathic drugs are not approved or marketed pursuant to an FDA regulation, claims against a manufacturer of a homeopathic drug are not preempted by the FDCA. Consequently, plaintiff’s actions under state consumer protection laws for lack of substantiation have been allowed to proceed. Ignoring the unique character of homeopathic drug products, plaintiff’s claims in these actions have been based on the evidence standard applied to conventional drugs. Generally, these actions involve claims for significant monetary damages.

The implementation of new regulations governing the marketing and sale of nutritional supplements could harm our business.

There has been an increasing movement in the U.S. and other jurisdictions to increase the regulation of supplements, which could impose additional restrictions or requirements on the marketing and sale of such products. For example, in the U.S., there has been a push to increase the FDA’s regulatory authority of nutritional supplements. Our business could be harmed if more restrictive legislation is successfully introduced and adopted in the future. Currently, our products are not categorized as supplements. Nutritional supplement products are not subject to pre-market FDA approval. If regulations are adopted to require pre-market approval of supplements or ingredients, our sale and release of new product could be delayed or inhibited. The adoption of similar laws in other countries in which we intend to expand sales of our products could also harm our business. The FTC approved revisions to its Guides Concerning the Use of Endorsements and Testimonials in Advertising (“Guides”) in December 2009. The Guides state that advertisements that feature a consumer and his or her atypical experience with a product must clearly disclose the results that consumers generally can expect with such product. In addition, the Guides require disclosure of any material connections between an endorser and the company whose products he or she is endorsing. If we fail to comply with the Guides, the FTC could bring an enforcement action against us and we could be fined and/or forced to alter our marketing strategy.

Our third-party manufacturers’ failure to comply with good manufacturing practices could harm our business operations.

All manufacturers and suppliers of OTC products must comply with applicable current good manufacturing practice, or cGMP, regulations for the manufacture of our products, which are enforced by the FDA through its facilities inspection program. The FDA may conduct inspections of our third-party manufacturers to assure that they are in compliance with such regulations. These cGMP requirements include quality control, quality assurance and the maintenance of records and documentation, among other items. Our manufacturers may be unable to comply with these cGMP requirements and with other regulatory requirements. A failure to comply with these requirements may result in fines, product recalls or seizures and related publicity requirements, injunctions, total or partial suspension of production, civil penalties, warning or untitled letters, import or export bans or restrictions, and criminal prosecution and penalties. Any of these penalties could delay or prevent the promotion, marketing or sale of our products. If the safety of any products supplied to us is compromised due to a third-party manufacturer’s failure to adhere to applicable laws or for other reasons, we may not be able to successfully sell our products. We cannot assure that our third-party manufacturers will continue to reliably supply products to us at the levels of quality, or the quantities, we require, and in compliance with applicable laws and regulations, including cGMP requirements.

The productions of our products’ packaging is located in China, which exposes us to risks associated with doing business in that geographic area to include foreign currency risk.

The packaging of our products is produced in China. Our operations in China could be adversely affected by changes in the interpretation and enforcement of legal standards, by strains on China’s available labor pool, changes in labor costs and other employment dynamics, high turnover among employees, communications, trade, and other infrastructures, by natural disasters, by conflicts or disagreements between China and the United States, by labor unrest, and by other trade customs and practices that are dissimilar to those in the United States. Interpretation and enforcement of China’s laws and regulations continue to evolve and we expect differences in interpretation and enforcement to continue in the foreseeable future.

Further, we may be exposed to fluctuations in the value of the local currency in the countries in which manufacturing occurs. Future appreciation of these local currencies could increase our component and other raw material costs. In addition, our labor costs could continue to rise as wage rates increase and the available labor pool declines. These conditions could adversely affect our gross margins and financial results.

In the event of a disruption of this facility, we would need to outsource to other third parties, at least temporarily, our manufacturing. While we have identified such secondary sources for our products, if we are unable to find other sources or there were a delay in the ramp-up for the production and distribution operations for some of our products, it could have a material adverse effect on our operations.

Our inability to find alternative sources for our manufacturing needs may have a material adverse effect on our operations and financial condition. In addition, the terms on which manufacturers and suppliers will make products and raw materials available to us could have a material effect on our success.

Impediments to global shipping lanes can delay crucial deliveries and negatively impact our business, financial condition and results of operations.

Both our receipt of product packaging components and our shipment of finished goods depend heavily on ship cargo container delivery. Threats of dock workers’ strikes highlight our potential vulnerability to shipping interruption. Any shipment delays in obtaining our product packaging or shipping our finished products to our customers could negatively impact our business, financial condition and results of operations.

We are uncertain as to whether we can protect our proprietary rights.

The strength of our patent position and proprietary formulations and compounds may be important to our long-term success. We have applied for a U.S. patent in connection with TBX-FREE and TBX-VAPE-FREE, however there can be no assurance that these patents and proprietary formulations and compounds will effectively protect our products from duplication by others. In addition, we may not be able to afford the expense of any litigation which may be necessary to enforce our rights under any of the patents. Furthermore, there can be no assurance that third parties will not obtain access to or independently develop our technologies, know-how, ideas, concepts and documentation, which could have a material adverse effect on our financial condition.

Although we believe that current and future products do not and will not infringe upon the patents or violate the proprietary rights of others, if any of our current or future products do infringe upon the patents or proprietary rights of others, we may have to modify the products or obtain an additional license for the manufacture and/or sale of such products. We could also be prohibited from selling the infringing products. If we were found to infringe on the proprietary rights of others, it is uncertain whether we would be able to take corrective actions in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do so could have a material adverse effect upon our business, financial condition and operations.

We may in the future file patent litigation claims in the U.S. and foreign jurisdictions to protect our patent portfolio. If we are unsuccessful in these claims, our business, financial condition and results of operations could be adversely affected.

We may initiate litigation to assert claims of infringement, enforce our patents, protect our trade secrets or know-how, or determine the enforceability, scope and validity of the proprietary rights of others. Any lawsuits that we initiate could be expensive, time consuming and divert management’s attention from other business concerns. Furthermore, litigation may provoke third parties to assert claims against us and may put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not being issued.

In addition, we may not prevail in lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events may have a material adverse effect on our business, financial condition, and results of operations.

If our patents and other intellectual property rights do not adequately protect our products, we may lose market share to our competitors and be unable to operate our business profitably.

Patents and other proprietary rights may be essential to our business, and our ability to compete effectively with other companies depends on the proprietary nature of our technologies. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen our competitive position. We seek to protect these, in part, through confidentiality agreements with certain employees, consultants and other parties. We plan to pursue a policy of generally obtaining patent protection in both the United States and key foreign countries for patentable subject matter in our proprietary products and also attempt to review third-party patents and patent applications to the extent publicly available to develop an effective patent strategy, avoid infringement of third-party patents, identify licensing opportunities and monitor the patent claims of others. We cannot assure you that any pending or future patent applications will result in issued patents, that any current or future patents issued or licensed to us will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide a competitive advantage to us or prevent competitors from entering markets that we currently serve. Any required license may not be available to us on acceptable terms, if at all. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technologies as we do. Furthermore, we may have to take legal action in the future to protect our trade secrets or know-how, or to defend them against claimed infringement of the rights of others. Any legal action of that type could be costly and time-consuming to us, and we cannot assure you that such actions will be successful. The invalidation of key patents or proprietary rights that we own or unsuccessful outcomes in lawsuits to protect our intellectual property may have a material adverse effect on our business, financial condition, and results of operations.

The laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If we cannot adequately protect our intellectual property rights in these foreign countries, our competitors may be able to compete more directly with us, which could adversely affect our competitive position and, as a result, our business, financial condition and results of operations.

Our products expose us to potential product liability claims.

Our business results in exposure to an inherent risk of potential product liability claims, including claims for serious bodily injury or death caused by the sales of our existing product and the products which are being developed. These claims could lead to substantial damage awards. While we currently maintain product liability insurance, a successful claim brought against us in excess of, or outside of, existing insurance coverage could have a material adverse effect on our results of operations and financial condition. Claims against us, regardless of their merit or eventual outcome, may also have a material adverse effect on the consumer demand for our products.

If we experience product recalls, we may incur significant and unexpected costs, and our business reputation could be adversely affected.

We may be exposed to product recalls and adverse public relations if our products are alleged to cause injury or illness, or if we are alleged to have violated governmental regulations. A product recall could result in substantial and unexpected expenditures, which would reduce operating profit and cash flow. In addition, a product recall may require significant management attention. Product recalls may hurt the value of our brands and lead to decreased demand for our products. Product recalls also may lead to increased scrutiny by federal, state or international regulatory agencies of our operations and increased litigation and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are highly dependent upon consumers’ perception of the safety and quality of our products as well as similar products distributed by other companies in our industry; adverse publicity and negative public perception regarding particular ingredients or products or our industry in general could limit our ability to increase revenue and grow our business.

Decisions about purchasing made by consumers of our products may be affected by adverse publicity or negative public perception regarding particular ingredients or products or our industry in general. This negative public perception may include publicity regarding the legality or quality of particular ingredients or products in general or of other companies or our products or ingredients specifically. Negative public perception may also arise from regulatory investigations, regardless of whether those investigations involve us. We are highly dependent upon consumers’ perception of the safety and quality of our products as well as similar products distributed by other companies. Thus, the mere publication of reports asserting that such products may be harmful could have a material adverse effect on us, regardless of whether these reports are scientifically supported. Publicity related to nutritional supplements and OTC healthcare and wellness products may also result in increased regulatory scrutiny of our industry. Adverse publicity may have a material adverse effect on our business, financial condition, and results of operations. There can be no assurance of future favorable scientific results and media attention or of the absence of unfavorable or inconsistent findings.

We face intense competition from competitors that are larger, more established and that possess greater resources than we do, and if we are unable to compete effectively, we may be unable to maintain sufficient market share to sustain profitability.

Numerous manufacturers and retailers compete actively for our consumers. There can be no assurance that we will be able to compete in this intensely competitive environment. In addition, nutritional supplements and OTC healthcare and wellness products can be purchased in a wide variety of channels of distribution. These channels include mass market retail stores and the Internet. Because these markets generally have low barriers to entry, additional competitors could enter the market at any time. Private label products of our customers also provide competition to our products. Additional national or international companies may seek in the future to enter or to increase their presence in the OTC healthcare and wellness products. Increased competition in either or both could have a material adverse effect on us.

If our current and planned sales, marketing and servicing capabilities or entry into arrangements with third parties to sell and market our products and services adversely changes, our business may be harmed.

We plan to distribute our products to retail stores and online stores, and utilize various approaches for marketing and distribution of our products and services. If we develop our own marketing and sales capabilities, our sales force will be competing with the experienced and well-funded marketing and sales operations of our competitors. Developing a sales force is expensive and time-consuming and could delay or limit the success of any product launch. We may not be able to develop this capacity on a timely basis or at all. If we contract with third parties to market and sell our products and services, our revenues could be lower than if we directly marketed and sold our products and services. Furthermore, to the extent that we enter into co-promotion or other marketing and sales arrangements with other companies, any revenues received will depend on the skills and efforts of others, and we do not know whether these efforts will be successful. Some of our future distributors may have products or product candidates that compete with ours, and they may have an incentive not to devote sufficient efforts to marketing our products. If we are unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, we may not be able to generate product revenue and may not become profitable.

There can be no assurance as to how much revenue our business will generate, and we may need substantial additional funding to support the business. We may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs and acquisitions.

Our future funding requirements will depend on many factors, including:

●	the scope, rate of progress and cost of our development activities;

●	the cost of defending, in litigation or otherwise, any claims that we infringe third party patents or other intellectual property rights;

●	the cost and timing of regulatory approvals;

●	the cost and timing of establishing sales, marketing and distribution capabilities;

●	the cost of establishing clinical and commercial supplies of our product candidates and any products that we may develop; and,

●	the effect of competing technological and market developments.

Until we can generate a sufficient amount of revenue, if ever, we expect to finance future cash needs through equity offerings, debt financings, corporate collaborations, and licensing arrangements. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Any debt financing or additional equity that we raise may contain terms that are not favorable to our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our product candidates, or grant licenses on terms that are not favorable to the Company. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets or delay, reduce the scope of or eliminate some or all of our development programs.

Failure to protect against security breaches and inappropriate use by Internet users could adversely affect us.

We collect and retain a large amount of internal and customer data, including personally identifiable information about our employees. The security of this data may potentially be breached due to a number of risks, including cyber-attack, system failure, human error, computer virus, or unauthorized or fraudulent use by customers or company employees. Any failure on our part to effectively prevent security breaches could significantly harm our business, reputation and results of operations and could expose us to lawsuits by state and federal consumer protection agencies, by governmental authorities in the jurisdictions in which we operate, and by consumers. Anyone who is able to circumvent our security measures could misappropriate proprietary information, including customer credit card and personal data, cause interruptions in our operations or damage our brand and reputation. Such breach of our security measures could involve the disclosure of personally identifiable information and could expose us to a material risk of litigation, liability or governmental enforcement proceedings. We cannot assure you that our systems are completely secure from security breaches or sabotage. We may be required to incur significant additional costs to protect against security breaches or to alleviate problems caused by such breaches. Any well-publicized compromise of our security or the security of any other Internet provider could deter people from purchasing our products, which could adversely affect our sales and results of operations.

Computer viruses may cause delays or other service interruptions, which may materially adversely affect our ability to operate our business and result in damage to our reputation. If a computer virus affecting the Internet in general is highly publicized or particularly damaging, our customers may not use the Internet or may be prevented from using the Internet, which would have an adverse effect on sales of our products. The inadvertent transmission of computer viruses could also expose us to a material risk of loss or litigation and possible liability. The Company may be required to expend capital and resources to protect against or alleviate system failures or disruptions, which could negatively affect our results of operations.

We have material weaknesses in our internal control over financial reporting which could adversely affect our ability to report our financial condition and results of operations accurately and on a timely basis.

We currently have material weaknesses in our internal control over financial reporting relating to segregation of duties that could adversely impact our ability to provide timely and accurate financial information. We are developing remediation plans to strengthen our internal controls in response to the previously identified material weaknesses. The remediation plan includes hiring an adequate number of qualified accounting staff and assigning duties in a manner to provide sufficient controls and procedures. The Company intends to begin the remediation plan when it has adequate resources to do so. If we are unsuccessful in developing, implementing or following our remediation plans, or fail to update our internal controls as our business evolves, we may not be able to timely or accurately report our financial condition, results of operations or cash flows or maintain effective disclosure controls and procedures. If we are unable to report financial information timely and accurately or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions by the SEC, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects and the valuation of our Common Stock.

Furthermore, there are inherent limitations to the effectiveness of any system of controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. We could face additional litigation exposure and a greater likelihood of an SEC enforcement regulatory action if further restatements were to occur or other accounting-related problems emerge.

Risks Related to Our Securities

We may in the future issue additional shares of our Common Stock which would reduce investors’ ownership interests in the Company and which may dilute our share value.

Our amended and restated certificate of incorporation (the “Certificate of Incorporation”), and any amendments thereto, authorize the issuance of 495,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The future issuance of all or part of our remaining authorized Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing stockholders. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our Common Stock.

Our charter documents may have anti-takeover effects that could prevent a change in control.

Our Certificate of Incorporation or our bylaws could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue up to 5,000,000 shares of Preferred Stock. This Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of Preferred Stock includes voting rights and has five hundred (500) times that number of votes on all matters submitted to the shareholders that each shareholder of Company’s Common Stock entitled to vote at each meeting of shareholders of the Company. The issuance of any Preferred Stock could materially adversely affect the rights of the holders of our Common Stock, and therefore, reduce the value of our Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the holders of Preferred Stock.

If a market for our Common Stock does not develop, stockholders may be unable to sell their shares.

We intend to become a SEC reporting company and list our Common Stock on a national securities exchange or quotation system at such time as we meet the initial listing criteria, but there is no guarantee that we will become an SEC reporting company or that our shares will be traded or, if traded, that a public market will materialize. If our Common Stock is not traded on a national securities exchange or quotation system or if a public market for our Common Stock does not develop, investors may not be able to re-sell their shares of Common Stock and may lose all of their investment.

Our management team owns a significant percentage of our stock and will be able to exercise significant influence over our affairs.

Currently, our CEO holds beneficially 52.16% of the issued and outstanding shares of Common Stock and directly 100% of the issued and outstanding shares of the Preferred Stock. A majority of our voting stock is able to influence the composition of our board of directors, retain the voting power to approve all matters requiring stockholder approval and continue to have significant influence over our operations. The interests of these stockholders may be different from the interests of other stockholders on these matters. This concentration of ownership could also have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could reduce the value of our stock.

If securities or industry analysts do not publish research or reports, or if they publish adverse or misleading research or reports, regarding us, our business or our market, our stock price and trading volume could decline.

Any trading market for our Common Stock, if we are successful in listing on an exchange or other public trading market, may be influenced by the research and reports that securities or industry analysts publish about us, our business or our market. We do not currently have and may never obtain research coverage by securities or industry analysts. If no or few securities or industry analysts commence coverage of us, our stock price would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue adverse or misleading research or reports regarding us, our business model, our intellectual property, our stock performance or our market, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We do not currently intend to pay dividends on our Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation of the value of our Common Stock.

We have never declared or paid any cash dividends on our equity securities. We currently anticipate that we will retain future earnings, if any, for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, debt instruments to which we may be party in the future may limit our ability to pay dividends. Any return to stockholders will therefore be limited to any appreciation in the value of our Common Stock, which is not certain.

General Risk Factors

We are a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our securities less attractive to investors.

We are a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including “emerging growth companies” such as, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Our status as a smaller reporting company is determined on an annual basis. We cannot predict if investors will find our securities less attractive or our Company less comparable to certain other public companies because we will rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future financial results may not be as comparable to the financial results of certain other companies in our industry that adopted such standards.

The requirements of being a reporting public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.

As a reporting public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly and increase demand on our systems and resources, particularly after we are no longer a “smaller reporting company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a “smaller reporting company,” we receive certain reporting exemptions under the Sarbanes-Oxley Act.

Changing laws, regulations and standards relating to corporate governance and public disclosure create uncertainty for public companies, increase legal and financial compliance costs and increase time expenditures for internal personnel. These laws, regulations and standards are subject to interpretation, in many cases due to their lack of specificity, and their application in practice may evolve over time as regulators and governing bodies provide new guidance. These changes may result in continued uncertainty regarding compliance matters and may necessitate higher costs due to ongoing revisions to filings, disclosures and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate regulatory or legal proceedings against us and our business may be adversely affected.

As a public company under these rules and regulations, we expect that it may make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified directors and officers.

If we do not comply with the court order issued to us, we could have a risk of a litigation with the FTC.

Our operations were suspended on October 3, 2018 when the FTC filed a complaint against the Company for permanent injunctions and other equitable relief. On March 1, 2022, the U.S. District Court for the Central District of California ordered a halt to practices used by Redwood Scientific Technologies regarding the promotion and sale of dissolvable oral film strips as effective smoking cessation, unless the representation is non-misleading, and relies upon competent and reliable scientific evidence including the use of human clinical testing of the product substantiating that the representation is true. We were issued an injunction on these activities. Should we violate any of the items issued in the injunction we could risk having new litigation with the FTC.

The Court issued a Default Judgment Including Permanent Injunction Order as to Redwood and a Final Judgment and Order as to Redwood’s CEO which contain substantially similar provisions. Section IV of the Injunction bars Redwood and its CEO from directly or indirectly advertising, marketing, promoting, or offering for sale of any dissolvable oral film strips to end-user consumers. Sections V and VI restrain and enjoin Redwood and its CEO, whether acting directly or indirectly, from making expressly or through implication, representations that a product helps smokers quit smoking, causes weight loss, suppresses appetite, increases sexual performance or cures, mitigates or treats any disease unless the representation is non-misleading and is, at the time of making such representation, supported by competent, reliable and scientific evidence substantiating that the representation is true.

ITEM 2.	FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this Registration Statement. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 7, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this Registration Statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Overview

We are a pharmaceutical company committed to the global development and commercialization of homeopathic drugs and supplements for smoking and vaping cessation. We intend to manufacture and market sublingually delivered over the counter (“OTC”) supplements that address unmet needs in a multi-billion-dollar market for nicotine cessation.

We are currently preparing to start conducting clinical trials to assess safety and efficacy of TBX-FREE in smoking cessation and TBX-VAPE-FREE in vaping cessation. Provided our clinical trials are successful, we believe our products can help many people curb their addiction to nicotine. Our products will be centered on the innovative sublingual strip technology we have developed. We do not depend on any licenses for our products.

We currently have a smoking cessation product listed with the Food and Drug Administration (the “FDA”) and after development we intend to list a vaping cessation product with the FDA. We have a successful history in nicotine replacement therapy with our FDA listed product, TBX-FREE, which we believe is among the first FDA listed oral strip that helps smokers eliminate the craving to smoke. In addition to treating smoking addiction, we are also focused on vaping cessation. We are in the process of developing and launching a new product, TBX-VAPE-FREE, to assist individuals to quit vaping, which we believe will be among the world’s first-to-market product for the addiction of nicotine in a vape device. Both of our products utilize patent-pending, sublingual strip delivery technology.

We are currently preparing to start conducting clinical trials to assess safety and efficacy of TBX-FREE in smoking cessation and TBX-VAPE-FREE in vaping cessation. We believe that TBX-FREE and TBX-VAPE-FREE make compelling product candidates to further evaluate in clinical trials for the treatment of nicotine cessation. Respective clinical trials will be conducted simultaneously in a course of approximately four months. We expect the approximate cost is $1.25 million. After, we will continue following the individuals in the clinical trials for an additional approximately eight months to reevaluate for long term results. We have not yet submitted an Investigational New Drug (IND) Application to the FDA in connection with the clinical trials.

Going Concern

The accompanying audited financial statements have been prepared assuming that the Company will continue as a going concern. The Company currently has limited liquidity and has not completed its clinical trials of its new products will which are planned to come to the market. Additionally, the Company had no assets as of December 31, 2022, and December 31, 2021. The Company had an accumulated deficit of $5,275,421 and $5,131,708 as of December 31, 2022, and December 31, 2021 respectively and the Company had a working capital deficit of $143,713 as of December 31, 2022, and working capital of $0 as of December 31, 2021. These factors, raises doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of these uncertainties. The Company will require additional financing moving forward and is pursuing various strategies to accomplish this, including seeking equity funding and/or debt funding from private placement sources. Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful. Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses. There are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

Plan of Operation

Our initial development products are TBX-FREE and TBX-VAPE-FREE and the commercialization of those products. We are actively engaged with introducing in the next six to twelve months our products to significant volume national retail chains such as Walmart, Walgreens, Rite Aid and Kroger. As we do not sell to end users, we will manufacture and deliver to distributors for sale only. To date, the Company has had only verbal communications with the key brokers that sell into the national retail chains. We have not entered into any agreement with any of the national retail chains as of yet, and we will wait to complete our clinical trial work prior to the next stage of these discussions.

Our mission is to be at the forefront of the fast-growing category of sublingual oral strips as a method of delivering medication, homeopathic therapy, and other health and wellness products to the consumer.

With this mission in mind, we envision our Company becoming the industry leader in sublingual strip delivery technology, for smoking and vaping cessation products. We will strive to command the largest share of the market while maintaining our price premium through continued research and development of health and wellness products that can be delivered through the sublingual strip delivery technology.

Critical Accounting Policies and Estimates

The following discussion and analysis of financial condition and results of operations is based upon our financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, our observance of trends in the industry and information available from other outside sources, as appropriate. Please see Note 3 to our financial statements for a more complete description of our significant accounting policies.

Upon the filing of our initial registration statement, we intend to utilize the extended transition period provided in Securities Act of 1933 (the “Securities Act”) Section 7(a)(2)(B) as allowed by Section 107(b)(1) of the JOBS Act for the adoption of new or revised accounting standards as applicable to emerging growth companies. As part of the election, we will not be required to comply with any new or revised financial accounting standard until such time that a company that does not qualify as an “issuer” (as defined under Section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standards.

As an emerging growth company within the meaning of the rules under the Securities Act, we will utilize certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. For example, we will not have to provide an auditor’s attestation report on our internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. In addition, Section 107 of the JOBS Act provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to utilize this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies.

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States which contemplate continuation of the Company as a going concern. However, the Company is subject to the risks and uncertainties associated with a new business, has no established source of revenue, and has incurred significant losses from operations since inception. The Company’s operations are dependent upon it raising additional capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that could result from the outcome of this uncertainty.

Research and Development

Research and development costs consist of expenditures incurred during the course of planned research and investigation aimed at the discovery of new knowledge, which will be useful in developing new products or processes. The Company expenses all research and development costs as incurred. The Company does not believe any clinical trial activities meet the criteria for reporting such amounts as research and development expenses under Account Standards Codification (“ASC”) 730.

Results of Operations

The Three Months Ended June 30, 2023 to the Three Months Ended June 30, 2022

Operating Expenses. Our operating expenses totaled $315,998 during the three months ended June 30, 2023 and consisted of accounts payable and accrued expenses. The Company was in a receivership during the three months ended in 2022 and did not have any revenue or expenses.

Net Loss. As there were no revenue in the period, the net loss was $315,998 during the three months ended June 30, 2023. The Company was in a receivership during the three months ended in 2022 and did not have any revenue or expenses.

The Six Months Ended June 30, 2023 to the Three Months Ended June 30, 2022

Operating Expenses. Our operating expenses totaled $527,683 during the six months ended June 30, 2023 and consisted of accounts payable and accrued expenses. The Company was in a receivership during the six months ended in 2022 and did not have any revenue or expenses.

Net Loss. As there were no revenue in the period, the net loss was $527,683 during the six months ended June 30, 2023. The Company was in a receivership during the six months ended in 2022 and did not have any revenue or expenses.

The Year Ended December 31, 2022

Operating Expenses. Our operating expenses totaled $143,713 and consisted of accounts payable and accrued expenses.

Net Loss. As there were no revenue in the period, the net loss was $143,713.

The Year Ended December 31, 2021

The Company was in a receivership in 2021 and did not have any revenue or expenses.

Liquidity and Capital Resources

We incurred net losses of $143,713 during the year ended December 31, 2022. We are a development stage company and have generated losses from operations since year 2022. These losses have been from legal expenses and general and administrative fees. In order to execute our long-term strategic plan to develop and commercialize our core products, we will need to raise additional funds, through public or private equity offerings, debt financings, or other means. These conditions raise substantial doubt about our ability to continue as a going concern.

Subsequent to the period ended December 31, 2022, we sold 11,400,000 shares at $0.10 per share of Common Stock and warrants exercisable at $0.15 per warrant resulting in proceeds of $1,140,000 in a private placement.

Through March 31, 2023, we raised $696,650 in private placement proceeds.

During the three months ended March 31, 2023, we issued 4,000,000 shares of Common Stock for legal services, 150,000 shares of Common Stock for accounting services, and 7,500,000 shares of Common Stock for consulting services.

We anticipate the need to raise a net amount of approximately $9,500,000 of which $3,000,000 is allocated to product development, $5,000,000 to sales and marketing and $1,500,000 for general administrative and corporate purposes.

We can give no assurance that our cash on hand or the additional cash raised will be sufficient to achieve our business plan or that additional financing will be available on reasonable terms, or available at all, or that it will generate sufficient revenue to alleviate the going concern. Should we be unsuccessful in obtaining the necessary financing, or generate sufficient revenue to fund our operations, we would need to curtail our operational activities.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

ITEM 3.	PROPERTIES

We have a mailing address located at 418 Broadway, STE 4872, Albany, NY 12207.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of August 21, 2023 by:

●	each person whom we know to beneficially own more than 5% of our Common Stock;

●	each of our directors;

●	each of our named executive officers; and

●	all directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options and warrants that are exercisable within 60 days of August 21, 2023. Shares issuable pursuant to stock options and warrants are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person.

We have based our calculation of the percentage of beneficial ownership on 201,877,134 shares of our Common Stock outstanding and held of record by approximately 485 stockholders as of August 21, 2023.

Unless otherwise indicated, the address for each listed stockholder is c/o Redwood Scientific Technologies, Inc., 418 Broadway, STE 4872, Albany, NY 12207. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Class	Number of Shares of Preferred Stock Beneficially Owned		Percentage of Class
Named Executive Officers and Directors:
Jason Cardiff (1)	105,302,459	(1)	52.16%	2,500,000	(2)	100%
David Duncan	150,000		0.07%	0		0%
John Harrington	350,000		0.17%	0		0%
Brian Kennedy	2,000,000		0.99%	0		0%
Christine Hayes	814,600		0.40%	0		0%
All executive officers and directors as a group (5 persons)	108,617,059		53.80%	2,500,000		100%

All Other Greater than 5% Owners:
None.

* Less than 1%.

(1) 105,302,459 shares of Common Stock held in Carols Place Limited Partnership. Jason Cardiff, our chairman and CEO, and Eunjung Cardiff, who is Mr. Cardiff’s wife, are the limited partners of Carols Place Limited Partnership, and Extension First, LLC, a Wyoming limited liability company is the general partner of Carols Place Limited Partnership. Jason Cardiff and Eunjung Cardiff are the members of Extension First, LLC.

(2) Jason Cardiff, our chairman and the CEO, holds 2,500,000 shares of Preferred Stock, representing 100% of the issued and outstanding shares of Preferred Stock.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers and the members of our board of directors as of the date of this Registration Statement. All directors hold office for one-year terms until the election and qualification of their successors. Officers are appointed by our board of directors and serve at the discretion of our board of directors.

Name	Age	Position(s)
Jason Cardiff	48	Chief Executive Officer and President and Director
John Harrington	64	Chief Financial Officer
David Duncan	51	Chief Operating Officer
Brian Kennedy	61	Director
Christine Hayes	71	Director

Jason Cardiff, President, Chief Executive Officer, Director: Since 2013, Mr. Cardiff has served as CEO of the Company. Prior to Redwood, Mr. Cardiff founded First Choice Media, a private consulting company that ran marketing and placed all forms of media for national not-for-profit organizations while simultaneously finding success with his own national infomercial businesses and products. Mr. Cardiff was a Founder of VPL Medical, a company dedicated to manufacturing 3-ply face masks in the United States. Mr. Cardiff’s activities are subject to a Final Injunction issued by the District Court in FTC v. Redwood Scientific Technologies, Inc., 5:18-cv-02104-DMG-PLA. The injunction is substantially identical to the injunction against Redwood. The Company believes Mr. Cardiff’s knowledge of the Company and its industry gives him the qualifications and skills to serve as a Director.

John Harrington, Chief Financial Officer. Mr. Harrington is the principal at Franklin Management, an outsourced accounting and business consulting firm, since 2002. Previously Mr. Harrington had several financial management roles in both public and private companies. He is a graduate of Northeastern University and has an MBA from Babson College.

David Duncan, Chief Operating Officer. David Duncan founded HOTB Software, Inc. in 2008 and he was the President of HOBT Software, Inc. until 2012, Chief Procurement Officer 2013-2016, Vice President 2016-2019 and currently a Director. HOTB Software, Inc. developed software that dispersed over $6 billion from US Treasury to multiple state housing agencies, hundreds of nonprofit housing outfits, and tens of thousands of troubled homeowners. Mr. Duncan has spent more than two-decades in direct response marketing. Mr. Duncan studied Philosophy at the University of California at Berkeley.

Brian Kennedy, Director. Mr. Kennedy is President of the American Strategy Group, a public policy think tank. Mr. Kennedy started at the American Strategy Group in 2015. Mr. Kennedy also serves a board member and senior fellow of the Claremont Institute. Mr. Kennedy is the chairman of the Committee on the Present Danger: China, founded in March of 2019 and is a member of the Independent Working Group on Missile Defense. Mr. Kennedy is the author of Communist China’s War Inside America by Encounter Books (June 2020). The Company believes Mr. Kennedy’s experience in public policy gives him the qualifications and skills to serve as a Director.

Christine Hayes, Director. Christine Hayes has worked for the past 20 years in the real estate industry and is the founder of Rosemont Mortgage (founded in 1992) and Melrose Escrow, Inc. (founded in 1994). Ms. Hayes has a great degree of knowledge in complex financial transactions and complex regulatory bodies and corporate governance. The Company believes Ms. Hayes’ experience founding two successful companies gives her the qualifications and skills to serve as a Director.

Family Relationships

There are no family relationships among any of our current executive officers or directors.

ITEM 6.	EXECUTIVE COMPENSATION

Executive Officers

We currently have no employment agreements with any of our officers and directors other than an employment agreement with our COO. See “Item 7. Certain Relationships and Related Transactions, and Director Independence” for additional information.

No compensation was paid, distributed or accrued by us for the years ended December 31, 2022 and 2021 as the Company was in a receivership from March 2018 to January 2023 and it did not have any executive officers during that time.

As of August 21, 2023, there were no outstanding equity awards to any of our executive officers or our directors.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Corporate Governance and Director Independence

Presently, we are not currently listed on a national securities exchange or in an inter-dealer quotation system and therefore are not required to comply with the director independence requirements of any securities exchange. In determining whether our directors are independent, however, we intend to comply with the rules of Nasdaq. The board of directors will also consult with counsel to ensure that the board of director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of audit committee members. Nasdaq Listing Rule 5605(a)(2) defines an “independent director” generally as a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that two of the directors would qualify as “independent” as that term is defined by Nasdaq Listing Rule 5605(a)(2). Finally, we have determined that Brian Kennedy and Christine Hayes qualifies as “independent” under Nasdaq Listing Rules applicable to committees of the board of directors.

Due to our lack of operations and current size, we do not have an audit committee or any other separate committees. The board of directors will consider appointing members to each of the Committees at such time as a sufficient number of independent directors are appointed to the board of directors or as otherwise determined by the board of directors. Until such time, the full board of directors will undertake the duties of the audit committee, compensation committee and nominating committee.

Since the past two fiscal years, there have been no transactions, whether directly or indirectly, between us and any of the Company’s officers, directors, beneficial owners of more than 5% of outstanding shares of Common Stock or outstanding shares of a class of voting Preferred Stock, or their family members, that exceeded the lesser of (i) $120,000 or (ii) one percent (1%) of the average of the Company’s total assets at year-end for the last two fiscal years, and in which any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

ITEM 8.	LEGAL PROCEEDINGS

We are currently not a party to any material legal or administrative proceedings and are not aware of any pending legal or administrative proceedings against us. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business. The Company is not currently subject to or aware of any pending material legal proceedings.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

We have no established public trading market. Our common stock is quoted on the OTC Pink Market under the symbol “RSCI”. The bid quotations reported on the OTC Pink Market reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

Our common stock is very sporadically traded. The quoted bid and ask prices for our common stock vary from week to week. An investor holding shares of our common stock may find it difficult to sell the shares and may find it impossible to sell more than a small number of shares at the quoted bid price.

The highest and lowest bid during past two fiscal years and in the first two quarters in 2023 are as follows

2021

	High	Low
Q1	$0.220	$0.016
Q2	$0.160	$0.011
Q3	$0.100	$0.010
Q4	$0.012	$0.003

2022

	High	Low
Q1	$0.003	$0.003
Q2	$0.004	$0.003
Q3	$0.004	$0.003
Q4	$0.006	$0.0002

2023

	High	Low
Q1	$0.110	$0.006
Q2	$0.19	$0.072

Holders

As of August 21, 2023, we had 201,877,134 shares of Common Stock outstanding, held of record by 485 stockholders and 2,500,000 shares of Preferred Stock held by one holder.

Dividends

Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of our Common Stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds. However, we have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our Common Stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

 The Company currently has no compensation plans under which the Company’s securities are authorized for issuance.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

We recently concluded a funding round in which each investor purchased shares at the purchase price of $0.10 per a share of Common Stock and warrant, with warrants convertible at an exercise price equal to $0.15 per warrant. We also issued shares of Common Stock to employees and consultants for work performed on behalf of Redwood. Please see Note 7 to our financial statements for a more complete description of our recent sale of unregistered securities.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Pursuant to our Certificate of Incorporation, we are authorized to issue 495,000,000 shares of Common Stock, $0.001 par value per share and 5,000,000 shares of Preferred Stock, par value $0.001 per share. As of the date of this Registration Statement, we have 201,877,134 shares of Common Stock issued and outstanding and 485 stockholders of record and 2,500,000 shares of Preferred Stock issued and outstanding and one holder of record.

The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to the articles of incorporation and bylaws.

Common Stock

Holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of stockholders. At each election for directors every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected at that time and for whose election he has a right to vote; candidates receiving the highest number of votes up to the number of directors to be elected shall be elected. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefore. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share ratably in any assets for distribution to stockholders upon the liquidation, dissolution or winding up of the Company. There are no conversion, redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

The board of directors is authorized, without further action by the stockholders, to issue, from time to time, up to 5,000,000 shares of Preferred Stock all of which is designated as Series A Super Voting Preferred Shares. Similarly, as of the date of this filing, we have issued 2,500,000 shares of Preferred Stock and 100% of it is beneficially held by Jason Cardiff.

Holders of the Series A Super Voting Preferred Shares shall have five hundred (500) times that number of votes on all matters submitted to the shareholders that each shareholder of the Common Stock (rounded to the nearest whole number) is entitled to vote at each meeting of shareholders of the Company (and written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Company for their action or consideration. Holders of the Series A Super Voting Preferred Shares shall vote together with the holders of Common Stock as a single class. Holders of Series A Super Voting Preferred Shares shall not be entitled to receive dividends paid on the Company’s Common Stock. Dividends paid to holders of the Series A Super Voting Preferred Shares, if any, shall be at the discretion of the board of directors. Upon the liquidation, dissolution and winding up of the Company, whether voluntary or involuntary, holders of the Series A Super Voting Preferred Shares shall not be entitled to receive any of the assets of the Company. The shares of Series A Super Voting Preferred Shares shall not be convertible into shares of the Company’s Common Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then-outstanding shares of Series A Super Voting Preferred Shares shall be required for (a) any change to the Company’s Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Super Voting Preferred Shares or (b) any issuance of additional shares of Series A Super Voting Preferred Shares.

The board of director’s authority to issue preferred stock also provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Accordingly, the issuance of preferred stock may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the Common Stock.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (“DGCL”) or (iv) for any transaction from which the director derived an improper personal benefit. The Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law. It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the DGCL in existence either now or hereafter.

Under the DGCL, our directors have a fiduciary duty to us that is not eliminated by this provision of the restated certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. This provision also does not affect our directors’ responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors or officers of the corporation, if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. Our restated certificate of incorporation provides that, to the fullest extent permitted by Section 145 of the DGCL, we shall indemnify any person who is or was a director or officer of us, or is or was serving at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL. Our amended and restated bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any proceeding by reason of the fact that such person is or was a director or officer of us or is or was serving at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We intend to enter into indemnity agreements with each of our officers and directors, a form of which is filed as Exhibit 10.1 to this Registration Statement. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Set forth below is an index to our financial statements attached to this Registration Statement.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	The financial statements attached to this Registration Statement are listed under “Item 13. Financial Statements and Supplementary Data.”

(b)	Exhibits

Exhibit Index

3.1(i)(a)*	Amended and Restated Certificate of Incorporation.
3.1(i)(b)*	Certificate of Correction.
3.1(ii)*	Bylaws.
4.1*	Form of Securities Purchase Agreement
4.2*	Form of Warrant.
10.1***	Form of Indemnification Agreement
10.2*	Trademark License Agreement, dated as of June 7, 2023 between Inteli Property LLC and Redwood Scientific Technologies, Inc.
10.3**	Employment Agreement with David Duncan, dated as of May 1, 2023.
21.1	List of Subsidiaries – None.

* Previously Filed

** Filed Herewith

*** To be filed by Amendment

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

By:	/s/ Jason Cardiff
	Name:	Jason Cardiff
	Title:	Chief Executive Officer, President and Director

Date: August 23, 2023

REDWOOD SCIENTIFIC TECHNOLOGIES, INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Shareholders and the Board of Directors of

Redwood Scientific Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying financial statements of Redwood Scientific Technologies, Inc. (“the Company”), which comprise the balance sheet as of December 31, 2022 and December 31, 2021, and the related statements of income, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2022 and December 31, 2021, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Redwood Scientific Technologies, Inc. as of December 31, 2022 and December 31, 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and December 31, 2021 in accordance with accounting principles generally accepted in the United States of America.

Substantial doubt about the Company’s ability to continue as a Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 4 - Going Concern to the financial statements, the Company has no assets and has not completed its efforts to generate sufficient revenue to cover operating expenses. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regards to these matters are also described in Note 4 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a Matter

As discussed in Note 2 – Effect of Receivership to the financial statements, the Company has just emerged from receivership with the Federal Trade Commission, has no assets, been released from all liabilities that existed as of December 31, 2022, and is in the process of re-organization. Details of the Receivership, its effects and outcome is included in Note 2 to the financial statements. Further as discussed in Note 7 – Subsequent Events to the financial statements, as part of its re-organization, the Company has entered into significant equity transactions between the date of the latest financial statements, December 31, 2022, and date of this report.

Critical Audit Matters

A critical audit matter is any matter arising from the audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective, or complex auditor judgment. We determined that there are no critical audit matters.

Victor Mokuolu, CPA PLLC

We have served as the Company’s auditor since 2023.

Houston, Texas

June 5, 2023

PCAOB ID: 6771

REDWOOD SCIENTIFIC TECHNOLOGIES, INC.

Balance Sheet

	For the Year Ended December 31,
	2022	2021
Assets:
Current Assets	0	0
Accounts Receivable	0	0
Other current assets	0	0
Prepaid Expenses	0	0
Total current assets	0	0

TOTAL ASSETS	0	0

Liabilities and Stockholder’s Deficit:
Current Liabilities:
Accounts payable & accruals	143,713	0
Total Current liabilities	143,713	0

TOTAL LIABILITIES	143,713	0

Stockholders’ Deficit:
Common Stock	177,927	177,927
Preferred Stock
Additional Paid-in-capital	4,953,781	4,953,781
Accumulated Deficit	(5,275,421)	(5,131,708)
TOTAL STOCKHOLDERS’ DEFICIT	(143,712)	0

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	0	0

  REDWOOD SCIENTIFIC TECHNOLOGIES, INC.

  Statements Of Operations

	For the Year Ended December 31,
	2022	2021
INCOME:
Income	0	0
Total ordinary income/expense	0	0

EXPENSES:
Operating Expenses:
General & Administrative	143,713	0
Total Operating Expenses	143,713	0

Loss from operations	(143,713)	0
Other income (expenses):
Income taxes
Penalties
State Tax	0
Total other income (expenses)	0	0

Net Loss	(143,713)	0

Net loss per share	$(0.00)	$0.00
Weighted average shares outstanding	177,927,134	177,927,134

REDWOOD SCIENTIFIC TECHNOLOGIES, INC.

Statements Of Changes In Stockholders’ Deficit

			Additional
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Par Value	Capital	Deficit	Deficiency
Net Loss	0	0	0	(49,304)	(49,304)
Balance as of December 31, 2020	177,927,134	177,927	4,953,781	(5,131,708)	0

Balance as of January 1, 2021	177,927,134	177,927	4,953,781	(5,131,708)	0
Additions in the Year	0	0	0	0	0
Adjustment of year	0	0	0	0	0
Net Loss/Surplus	0	0	0	0	0
Balance as of December 31, 2021	177,927,134	177,927	4,953,781	(5,131,708)	0

Balance as of January 1, 2022	177,927,134	177,927	4,953,781	(5,131,708)	0
Additions in the Year	0	0	0	0	0
Net Loss	0	0	0	(143,713)	(143,713)
Balance as of December 31, 2022	177,927,134	177,927	4,953,781	(5,275,421)	(143,712)

REDWOOD SCIENTIFIC TECHNOLOGIES, INC.

Statement of Cash Flow

For the Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	(143,713)	-
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	-	-
Warrants issued for services	-	-
Options issued for services	-	-
Warrants forfeited in conjunction with compensation - related parties	-	-
Other current assets	-	-
Accounts payable and accrued expenses	143,713	-
Other current liabilities	-	-
Net cash used in operating activities	-	-

Cash flows from investing activities:
None	-	-
Net cash used in investing activities	-	-

Cash flows from financing activities:
None		-
Net cash provided by financing activities	-	-

Net (decrease) increase in cash	-	-

Cash at beginning of period	-
Cash at end of period	-	-

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:
Adjustments to Stockholders’ deficit		-

Redwood Scientific Technologies, Inc.

Notes to Financial Statements

For the two years ended December 31, 2022

NOTE 1. FORMATION AND BUSINESS OF THE COMPANY

Business description

Redwood Scientific Technologies, Inc. (“Redwood”, “RSCI”, or the “Company”) is a pharmaceutical company that develops, operates, and markets innovative over-the-counter United States Food and Drug Administration (“FDA”) registered drugs in a sublingual oral thin film strip. The Company has announced that it is starting the beginning phases of research for clinical trials on two new products that will be marketed to help stop the addiction to nicotine.

The Company was inactive during the time period covered by this Report due to recently concluded litigation with the Federal Trade Commission (“FTC”).

NOTE 2. EFFECT OF RECEIVERSHIP

The company emerged from receivership in March of 2022. All assets and liabilities prior to emergence had been liquidated. As such the company started with a blank set of financials.

The Company was in a court ordered Receivership during “FTC v. Redwood Scientific Technologies, Inc., Case. No. 5:18-02104 (C.D. Cal.)”, filed on October 3, 2018. The case was decided and the Company was released from the Receivership, effective March 1, 2022. Under the Court’s practice, a Receivership is, for all intents treated as a bankruptcy for the purpose of debts and liabilities.

The Receiver did not report any liabilities on Redwood’s books and records. It should be noted that the Court authorized the destruction of Redwood’s books and records in its Order Approving the Receiver’s Final Report and Accounting, and the Receiver’s Final Fee Application. Dkt. 716.

All debts and liabilities due from and owed by Redwood Scientific Technologies, Inc. were released as of the termination of the Receivership and did not survive the receivership. Accordingly, the debts and liabilities have been extinguished as of the year ended December 31, 2022 and December 31, 2021. In addition, the trial court held that no monetary remedies would be allowed against Redwood and other defendants. Moreover, any claim that might have been made by the FTC is barred by the three-year statute of limitations applicable to this case effective October 3, 2022. The Company began incurring liabilities in November 2022.

NOTE 3. SIGNIFICANT ACCOUNTING POLICIES

Uses of estimates

The preparation of financial statements in conformity with generally accepted accounting principles accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of net revenue and expenses during each reporting period. Actual results could differ from those estimates.

Cash

The Company considers all short-term highly liquid investments with an original maturity date of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company did not have any revenues from continuing operations for the periods presented. The Company recognizes revenue based on Account Standards Codification (“ASC”) 606, Revenue from Contracts with Customers and all of the related amendments, and the Company’s policy is revenues will be recognized when control of the products are transferred to our distributors.

Financial Instruments

As defined in Financial Accounting Standards Board ASC 820 (“FASB ASC 820”), fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company will utilize the market data of similar entities in its industry or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The Company's financial instruments consist of cash and cash equivalents, accounts payable and related party loans. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Financial assets and liabilities recorded at fair value in our balance sheet are categorized based upon a fair value hierarchy established by GAAP, which prioritizes the inputs used to measure fair value into the following levels:

Level 1 — Quoted market prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable and can be corroborated by observable market data.

Level 3 — Inputs reflecting management's best estimates and assumptions of what market participants would use in pricing assets or liabilities at the measurement date. The inputs are unobservable in the market and significant to the valuation of the instruments.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company follows ASC 820’s financial instruments consist of accounts payable and amounts provided to the Company from related parties. The carrying amount of financial instruments approximates fair value because of the short-term nature of these items.

Income taxes

Income taxes are determined in accordance with the provisions of Financial Accounting Standards Board ASC 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. For the years ended December 31, 2021 and December 31, 2022, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2022 and December 31, 2021, the Company did not have any significant unrecognized uncertain tax positions.

Commitments and Contingencies

The Company follows ASC 440 and ASC 450, subtopic 450-20 of the FASB Accounting Standards Codification, to report accounting for contingencies and commitments respectively. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Share Capital

Preferred stock

The Company is authorized to issue 25,000,000 shares of Preferred Stock, par value $0.001 per share.

Common stock

The company is authorized to issue 250,000,000 shares at par value of $0.001 per share.

Recent Accounting Pronouncements

The Company reviewed all the recently issued, but not yet effective, accounting pronouncements and we do not believe any of these pronouncements will have a material impact on the Company.

NOTE 4. GOING CONCERN

The accompanying audited financial statements have been prepared assuming that the Company will continue as a going concern. The Company currently has limited liquidity and has not completed its clinical trials of its new products will which are planned to come to the market. Additionally, the Company has had no assets as of December 31, 2022, and December 31, 2021. The Company had an accumulated deficit of $5,275,421 and $5,131,708 as of December 31, 2022, and December 31, 2021 respectively. And the Company had a working capital deficit of $143,713 as of December 31, 2022, and working capital of $0 as of December 31, 2021. These factors, raises doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of these uncertainties. The Company will require additional financing moving forward and is pursuing various strategies to accomplish this, including seeking equity funding and/or debt funding from private placement sources. Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful. Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses. There are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 5. INCOME TAXES

The Company records its federal and state income tax liability as it is incurred. The Company had no income tax expense for the years ended December 31, 2021 and 2022 and does not have any outstanding income tax liabilities, deferred tax assets, or liabilities for the years then ended.

NOTE 6. RELATED PARTY TRANSACTION

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by officers, directors, or shareholders. Amounts represent advances or amounts paid in satisfaction of liabilities and related parties consist of officers, shareholders, and associated entities. The Company currently has no related party loans.

NOTE 7. SUBSEQUENT EVENTS

The Company evaluated all other events or transactions that occurred after December 31, 2022, through July 11, 2023. The Company determined that it had the following Subsequent Events:

Stockholders’ Equity

On April 25, 2023, the Company filed a Certificate of Correction to the articles of incorporation with the State of Delaware that increased the total authorized shares to 500,000,000 at par value of $0.001 per share with common shares numbering 495,000,000 and Series A Super Voting Preferred shares numbering 5,000,000. On December 20, 2018, the Company issued 2,500,000 shares of Series A Super Voting Preferred stock.

A.    Series A Super Voting Preferred Shares.

1.       Voting. Holders of the Series A Super Voting Preferred Shares shall have five hundred (500) times that number of votes on all matters submitted to the shareholders that each shareholder of the Company’s Common Stock (rounded to the nearest whole number) is entitled to vote at each meeting of shareholders of the Company (and written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Company for their action or consideration. Holders of the Series A Super Voting Preferred Shares shall vote together with the holders of Common Stock as a single class.

2.       Dividends. Holders of Series A Super Voting Preferred Shares shall not be entitled to receive dividends paid on the Company’s Common Stock. Dividends paid to holders of the Series A Super Voting Preferred Shares, if any, shall be at the discretion of the board of directors (the “Board”).

3.       Liquidation Preference. Upon the liquidation, dissolution and winding up of the Company, whether voluntary or involuntary, holders of the Series A Super Voting Preferred Shares shall not be entitled to receive any of the assets of the Company.

4.       No Conversion. The shares of Series A Super Voting Preferred Shares shall not be convertible into shares of the Company’s Common Stock.

5.       Vote to Change the Terms of, or to Issue, Series A Super Voting Preferred Shares. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then-outstanding shares of Series A Super Voting Preferred Shares shall be required for (a) any change to the Company’s Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Super Voting Preferred Shares or (b) any issuance of additional shares of Series A Super Voting Preferred Shares.

6.       Record Owner. The Company may deem the person in whose name Series A Super Voting Preferred Shares shall be registered upon the registry books of the Company to be, and may treat him as, the absolute owner of the Series A Super Voting Preferred Shares for all purposes, and the Company shall not be affected by any notice to the contrary.

7.       Register. The Company shall maintain a register for the registration of the Series A Super Voting Preferred Shares. Upon the transfer of shares of Series A Super Voting Preferred Shares in accordance with the provisions hereof, the Company shall register such transfer on the register of the Series A Super Voting Preferred Shares.

B.     Common Stock.

1.       The rights of holders of Common Stock to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Company shall be subject to the preferences, limitations and relative rights of the Series A Super Voting Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board or the Company providing for the issuance of one or more series of the Series A Super Voting Preferred Shares.

2.       The holders of the Common Stock shall be entitled to one vote for each share of Common Stock held by them of record at the time for determining the holders thereof entitled to vote.

No holder of shares of the Company of any class shall have any preemptive or preferential right in or preemptive or preferential right to subscribe to or for or acquire any new or additional shares, or any subsequent issue of shares, or any unissued or treasury shares of the Company, whether now or hereafter authorized, or any securities convertible into or carrying a right to subscribe to or for or acquire any such shares, whether nor or hereafter authorized. All shares are to be non-assessable.

New Stock Issuances

Stock issuances with services provided and cash receipts rendered after December 31, 2022, and issued May 4, 2023.

Shareholders	Number of Shares	Consideration	Type
CONSULTANT	1,500,000	$1,500	Services rendered.
CONSULTANT	2,500,000	$2,500	Services rendered.
CONSULTANT	150,000	$150	Services rendered.
CONSULTANT	7,500,000	$7,500	Services rendered.

UNRELATED PARTY/SHAREHOLDER	100,000	$10,000	Cash received.
UNRELATED PARTY/SHAREHOLDER	2,000,000	$200,000	Cash received.
UNRELATED PARTY/SHAREHOLDER	1,000,000	$100,000	Cash received.
UNRELATED PARTY/SHAREHOLDER	500,000	$50,000	Cash received.
UNRELATED PARTY/SHAREHOLDER	250,000	$25,000	Cash received.
UNRELATED PARTY/SHAREHOLDER	1,000,000	$100,000	Cash received.
UNRELATED PARTY/SHAREHOLDER	1,000,000	$100,000	Cash received.

The issuances for each “UNRELATED PARTY/SHAREHOLDER” were part of a funding round in which each investor purchased shares at the purchase price of $0.10 per a share of Common Stock and Warrant, with Warrants convertible at an exercise price equal to $0.15 per Warrant.

The issuances for each “CONSULTANT” were for work performed on behalf of Redwood Scientific Technologies, Inc. Of these issuances, 4,000,000 shares were for legal services, 150,000 shares were for accounting services, and 7,500,000 shares were for consulting services.

Stock issuances with services provided and cash receipts rendered after December 31, 2022, and issued June 30, 2023.

Shareholders	Number of Shares	Consideration	Type
CONSULTANT	550,000	$550	Services rendered.
CONSULTANT	250,000	$250	Services rendered.
CONSULTANT	300,000	$300	Services rendered.
CONSULTANT	200,000	$200	Services rendered.
CONSULTANT	100,000	$100	Services rendered.
CONSULTANT	150,000	$150	Services rendered.
CONSULTANT	100,000	$100	Services rendered.
CONSULTANT	1,500,000	$1,500	Services rendered.

UNRELATED PARTY/SHAREHOLDER	50,000	$5,000	Cash received.
UNRELATED PARTY/SHAREHOLDER	1,000,000	$100,000	Cash received.
UNRELATED PARTY/SHAREHOLDER	1,250,000	$125,000	Cash received.

UNRELATED PARTY/SHAREHOLDER	1,000,000	$100,000	Cash received.

The issuances for each “UNRELATED PARTY/SHAREHOLDER” were part of a funding round in which each investor purchased shares at the purchase price of $0.10 per a share of Common Stock and Warrant, with Warrants convertible at an exercise price equal to $0.15 per Warrant.

The issuances for each “CONSULTANT” were for work performed on behalf of Redwood Scientific Technologies, Inc. Of these issuances, 550,000 shares were for legal services, 700,000 shares were for managerial services, 200,000 shares were for accounting services, 100,000 shares were for director services, and 1,600,000 shares were for consulting services.

Stock issuances with services provided and cash receipts rendered after December 31, 2022, and yet to be issued.

Shareholders	Number of Shares	Consideration	Type
CONSULTANT	100,000	$100	Services rendered.

UNRELATED PARTY/SHAREHOLDER	2,00,000	$200,000	Cash received.
UNRELATED PARTY/SHAREHOLDER	250,000	$25,000	Cash received.

The issuances for each “UNRELATED PARTY/SHAREHOLDER” is part of a funding round in which each investor purchased shares at the purchase price of $0.10 per a share of Common Stock and Warrant, with Warrants convertible at an exercise price equal to $0.15 per Warrant.

The issuance for the “CONSULTANT” is for work performed on behalf of Redwood Scientific Technologies, Inc.

REDWOOD SCIENTIFIC TECHNOLOGIES, INC.

Balance Sheet

	Unaudited June 30, 2023	Audited Dec 31, 2022
Assets:
Cash	$646,826	0

Total current assets	$646,826	$0

TOTAL ASSETS	$646,826	$0

Liabilities and Stockholder’s Deficit:
Current Liabilities:
Accounts payable & accruals	$163,322	$143,713
Tol Current liabilities	$163,322	$143,713

TOTAL LIABILITIES	$163,322	$143,713

Stockholders' Equity:
Common Stock	$204,227	$177,927
Preferred Stock
Additional Paid-in-capital	$6,082,381	$4,953,781
Accumulated Deficit	$(5,803,104)	$(5,275,421)
TOTAL STOCKHOLDERS' EQUITY/(DEFICIT)	$483,504	$(143,713)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$646,826	$0

REDWOOD SCIENTIFIC TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,2023	June 30,2022	Six Months Ended June 30, 2023	June 30, 2022
INCOME
Income	$0	$0	$0	$0
Total ordinary income/expense	$0	$0	$0	$0

EXPENSES:
Operating Expenses:
General & Administrative	$315,998	$0	$527,683	$0
Total Operating Expenses	$315,998	$0	$5276383	$0

Loss from operations	$(315,998)	$0	$(527,683)	$0
Other income (expenses):
Income taxes
Penalties
State Tax	$0
Total other income (expenses)	$0	$0	$0	$0

Net Loss	$(315,998)	$0	$(527,683)	$0

Net Loss per share	$(0.00)	$0.00	$(0.00)	$0.00

Weighted average shares outstanding	188,959,552	177,927,134	183,473,819	177,927,134

REDWOOD SCIENTIFIC TECHNOLOGIES, INC.

Statements Of Changes In Stockholders’ Equity (Deficit)
(Unaudited)

For the period ended June 30, 2023 and 2022

	Shares	Common Stock Shares to be issued	Par Value	Additional Paid-In Capital	Accumulated Deficit	Stockholders' Equity/ (Deficiency)
Balance as of December 31, 2022	177,927,134		$177,927	$4,953,781	$(5,275,421)	$(143,713)
Shares Issued	23,950,000		$23,950	$905,850		$929,800
Shares to be Issued		2,350,000	$2,350	222,750		$225,100
Net Loss					$(527,683)	$(527,683)
Balance as of June 30, 2023	201,877,134	2,350,000	$204,227	$6,082,381	$(5,803,104)	$483,504

Balance as of December 31, 2021	177,927,134	0	$177,927	$4,953,781	$(5,131,708)	$0
Additions in the Year	0	0	0	0	0	0
Adjustment of year	0	0	0	0	0	0
Net Loss/Surplus	0	0	0	0	0	0
Balance as of June 30, 2022	177,927,134	0	$177,927	$4,953,781	$(5,131,708)	$0

REDWOOD SCIENTIFIC TECHNOLOGIES, INC.

Statement of Cash Flow

(Unaudited)

	June 30, 2023	June 30, 2022
Cash flows from operating activities:
Net loss	$(527,683)	—
Adjustments to reconcile net loss to net cash used in operating activities:
Accounts payable and accrued expenses	$19,610	—
Net cash used in operating activities	$(508,073)	—

Cash flows from financing activities:
Additions of Common Stock	$1,154,900	—
Net cash provided by financing activities	$1,154,900	—

Net (decrease) increase in cash	$646,826	—

Cash at beginning of period	$0
Cash at end of period	$646,826	—

Redwood Scientific Technologies, Inc.

Notes to Financial Statements

For the quarter ended June 30, 2023

NOTE 1. FORMATION AND BUSINESS OF THE COMPANY

Business description

Redwood Scientific Technologies, Inc. (“Redwood”, “RSCI”, or the “Company”) is a pharmaceutical company that develops, operates, and markets innovative over-the-counter United States Food and Drug Administration (“FDA”) registered drugs in a sublingual oral thin film strip. The Company has announced that it is starting the beginning phases of research for clinical trials on two new products that will be marketed to help stop the addiction to nicotine.

NOTE 2. EFFECT OF RECEIVERSHIP

The Company emerged from receivership in March of 2022. All assets and liabilities prior to emergence had been liquidated. As such the company started with a blank set of financials.

The Company was in a court ordered Receivership during “FTC v. Redwood Scientific Technologies, Inc., Case. No. 5:18-02104 (C.D. Cal.)”, filed on October 3, 2018. The case was decided and the Company was released from the Receivership in March of 2022. Under the Court’s practice, a Receivership is, for all intents treated as a bankruptcy for the purpose of debts and liabilities.

The Receiver did not report any liabilities on Redwood’s books and records. It should be noted that the Court authorized the destruction of Redwood’s books and records in its Order Approving the Receiver’s Final Report and Accounting, and the Receiver’s Final Fee Application.

All debts and liabilities due from and owed by Redwood Scientific Technologies, Inc. were released as of the termination of the Receivership and did not survive the receivership. Accordingly, the debts and liabilities have been extinguished as of the year ended December 31, 2022 and December 31, 2021. In addition, the trial court held that no monetary remedies would be allowed against Redwood and other defendants. Moreover, any claim that might have been made by the FTC is barred by the three-year statute of limitations applicable to this case effective October 3, 2022.

NOTE 3. SIGNIFICANT ACCOUNTING POLICIES

Uses of estimates

The preparation of financial statements in conformity with generally accepted accounting principles accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. Actual results could differ from those estimates.

Cash

The Company considers all short-term highly liquid investments with an original maturity date of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company did not have any revenues from continuing operations for the periods presented. The Company recognizes revenue based on Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers and all of the related amendments, and the Company’s policy is revenues will be recognized when control of the products are transferred to the Company’s distributors.

Financial Instruments

As defined in Financial Accounting Standards Board ASC 820 (“FASB ASC 820”), fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company will utilize the market data of similar entities in its industry or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The Company’s financial instruments consist of cash and cash equivalents, and accounts payable. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Financial assets and liabilities recorded at fair value in the Company’s balance sheet are categorized based upon a fair value hierarchy established by GAAP, which prioritizes the inputs used to measure fair value into the following levels:

Level 1 — Quoted market prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable and can be corroborated by observable market data.

Level 3 — Inputs reflecting management’s best estimates and assumptions of what market participants would use in pricing assets or liabilities at the measurement date. The inputs are unobservable in the market and significant to the valuation of the instruments.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company follows ASC 820’s financial instruments consist of accounts payable and amounts provided to the Company from related parties. The carrying amount of financial instruments approximates fair value because of the short-term nature of these items.

Income taxes

Income taxes are determined in accordance with the provisions of Financial Accounting Standards Board ASC 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. For the quarter ended June 30, 2023, the Company did not have any interest and penalties associated with tax positions. As of June 30, 2023, the Company did not have any significant unrecognized uncertain tax positions.

Commitments and Contingencies

The Company follows ASC 440 and ASC 450, subtopic 450-20 of the FASB Accounting Standards Codification, to report accounting for contingencies and commitments respectively. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Share Capital

Preferred stock

The Company is authorized to issue 5,000,000 shares of Preferred Stock, par value $0.001 per share.

Common stock

The Company is authorized to issue 495,000,000 shares at par value of $0.001 per share.

Recent Accounting Pronouncements

The Company reviewed all the recently issued, but not yet effective, accounting pronouncements and the Company does not believe any of these pronouncements will have a material impact on the Company.

NOTE 4. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company currently has limited liquidity and has not completed its clinical trials of its new products which are planned to come to the market. The Company had an accumulated deficit of $5,803,104 as of June 30, 2023. Revenue has not been generated as of June 30, 2023. These factors raise doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of these uncertainties. The Company will require additional financing moving forward and is pursuing various strategies to accomplish this, including seeking equity funding and/or debt funding from private placement sources. Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful. Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses. There are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 5. INCOME TAXES

The Company records its federal and state income tax liability as it is incurred. The Company had no income tax expense for the quarter ending June 30, 2023, and does not have any outstanding income tax liabilities, deferred tax assets, or liabilities for the quarter then ended.

NOTE 6. RELATED PARTY TRANSACTION

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by officers, directors, or shareholders. Amounts represent advances or amounts paid in satisfaction of liabilities and related parties consist of officers, shareholders, and associated entities. There are no advances from related parties currently outstanding.

NOTE 7. CHANGE IN CONTROL

The Company recently experienced a change in control as the Board and Officers of the Company has changed in March 2023. On March 23, 2023, the Board resolved to appoint the following members of the Board: (i) Jason Cardiff, (ii) Christine Hayes, and (iii) Brian Kennedy. Also on March 23, 2023, the Board resolved to name to following Officers of the Company: Jason Cardiff as Chief Executive Officer, David Duncan as Chief Financial Officer, and Bobby Bedi as Chief Operating Officer.

On March 24, 2023, the Chief Operating Officer (“COO”) of the Company, Bobby Bedi, departed this life. On March 25, 2023, previous Chief Financial Officer (“CFO”), David Duncan, was named the interim COO of the Company, and John Harrington was named the interim CFO of the Company. Then, on May 8, 2023, the Board officially appointed David Duncan the COO of the Company, and officially appointed John Harrington the CFO of the Company.

NOTE 8. SUBSEQUENT EVENTS

The Company evaluated all other events or transactions that occurred after June 30, 2023, through August 21, 2023, and the Company determined that it had the following Subsequent Event:

The following stock issuance has $25,000 worth of cash receipts prior to June 30, 2023, and $50,000 worth of cash receipts after June 30, 2023, and this issuance is yet to be issued.

Shareholders	Number of Shares	Consideration	Type
UNRELATED PARTY/SHAREHOLDER	750,000	$75,000	Cash received.

The issuance for the “UNRELATED PARTY/SHAREHOLDER” was part of a funding round in which the investor purchased shares at the purchase price of $0.10 per a share of Common Stock and Warrant, with Warrants convertible at an exercise price equal to $0.15 per Warrant.